Exhibit 10.6

EXECUTION COPY

FACILITY AGREEMENT

[Hawaiian A330 [1259]]

Dated as of

June 29, 2011

among

HAWAIIAN AIRLINES, INC.,
Borrower,

EACH LOAN PARTICIPANT
IDENTIFIED ON SCHEDULE I HERETO,
Loan Participants,

and

BANK OF UTAH,
Security Trustee

Norddeutsche Landesbank Girozentrale

BNP Paribas

Underwriters

Re: Financing of One Airbus A330-200 Aircraft

Schedules:
I.	Notice and Account Information
II.	Commitments
III.	Tax Provisions
3(a)(i)	Amortization Schedule (Tranche 1 Loans)
3(a)(ii)	Amortization Schedule (Tranche 2 Loans)

Exhibit A -	Form of Borrowing Notice
Exhibit B -	Form of Assignment Agreement
Exhibit C -	Form of Loan Certificates
Exhibit D -	Form of Mortgage

Appendix X -	Definitions and Rules of Usage

i

FACILITY AGREEMENT [Hawaiian A330 [1259]]

THIS FACILITY AGREEMENT [Hawaiian A330 [1259]] (this “Agreement”) dated as of June 29, 2011 among (i) Hawaiian Airlines, Inc., a Delaware corporation (the “Borrower”), (ii) each Loan Participant identified on Schedule I hereto (collectively, together with their successors and permitted assigns, the “Loan Participants”) and (iii) Bank of Utah, as Security Trustee hereunder (together with its successors hereunder in such capacity, the “Security Trustee”).

W I T N E S S E T H:

WHEREAS, certain terms are used herein as defined in Section 1 hereof; and

WHEREAS, the Borrower will be acquiring a certain Airbus A330-200 aircraft from the manufacturer thereof and intends to finance the payment of the purchase price therefor with, among other things, the proceeds of the loans to be made by the Loan Participants hereunder; and

WHEREAS, the Loan Participants are willing to make such loans on the terms and conditions provided here, including the granting to the Security Trustee of a mortgage lien on the Designated Aircraft contemporaneously with the acquisition thereof pursuant to the Mortgage and Security Agreement in substantially the form of Exhibit D hereto (prior to its execution and delivery, in the form of such Exhibit and, thereafter as executed and delivered (and thereafter supplemented), the “Mortgage”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1           Certain Definitions.

Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Appendix X to the Mortgage, and the rules of usage specified therein shall be applicable to this Agreement.  In addition, the following terms shall have the following meanings:

“Adjusted Applicable Margin” means, [**].

“Applicable Margin” shall be [**].

“Commitment Termination Date” shall be [**].

“Designated Aircraft” means the Airbus A330-200 aircraft bearing manufacturer’s serial number 1259 and FAA registration No. N384HA, being delivered to the Borrower under the Aircraft Purchase Agreement.  From and after the Delivery Date of such aircraft, the term “Designated Aircraft” shall mean the “Aircraft” as defined in the Mortgage.

“Obsolete Part Amount” means [**].

“Participation Percentage” means, for any Loan Participant, and for the Designated Aircraft, the percentage set forth next to the name of such Loan Participant for the Designated Aircraft on Schedule II hereto, which percentage shall be applicable to each Tranche.

SECTION 2           The Loan; Borrower’s Notice of Delivery Dates; Closing Procedure.

(a)          Commitment; Loan Certificates; Special Funding Elections.

(i)            Subject to the terms and conditions of this Agreement, the Loan Participants severally agree to make secured loans (the “Loans”) to the Borrower in respect of the Designated Aircraft on a date to be designated pursuant to Section 2(b)(i) hereof, but in no event later than the Commitment Termination Date, in two tranches (each, a “Tranche”): (i) one tranche in an aggregate principal amount of $[**] (the “Tranche 1 Loan”) and (ii) one tranche in an aggregate principal amount of $[**] (the “Tranche 2 Loan”). The aggregate original principal amount of the Loans shall be $67,000,000.  Each Loan Participant’s funding obligation in respect of any Tranche shall be its Participation Percentage of the amount thereof (respectively, its “Tranche 1 Commitment” and its “Tranche 2 Commitment”). Each Loan Participant shall receive, as evidence of the Tranche 1 Loan and Tranche 2 Loan made by it, a Loan Certificate(s) of the applicable Type and Tranche in the amount of such Loan.

(ii)           The Loan Certificates shall be issued by reference to a particular “Type” and “Tranche”.  The “Type” of any Loan Certificate, designated as “Type A” or “Type B”, shall indicate whether such Loan Certificate is held by a Type A Loan Participant or a Type B Loan Participant.  The “Tranche” of any Loan Certificate, designated as “Tranche 1” or “Tranche 2”, shall indicate whether such Loan Certificate is issued in respect of a Tranche 1 Loan or a Tranche 2 Loan.  The Type and Tranche of a Loan Certificate shall be indicated on the face of such Loan Certificate.  Each Loan and the related Commitment may be designated as being of the Type and Tranche of its related Loan Certificates.

(iii)          Schedule I hereto sets out the Type of Loan Certificates that each Loan Participant has irrevocably elected to receive on behalf of itself and its successors and permitted assigns.  Any Loan Certificate initially issued to a Type A Loan Participant shall be and remain a Type A Loan Certificate, and any Loan Certificate initially issued to a Type B Loan Participant shall be and remain a Type B Loan Certificate, in each case, regardless of the Holder thereof.  A Loan Certificate, once issued as a particular Type, shall only be transferred, assigned and/or reissued as such Type, entitling its Holder to the rights, and subjecting such Holder to the obligations, applicable to such Type only, as further set forth herein.

(b)           Funding Procedures.

(i)            In connection with the financing of the Designated Aircraft hereunder, the Borrower agrees (subject to Section 2(b)(viii) hereof) to give the Loan Participants at least three Business Days’ prior written notice (which notice, to be effective on any Business Day, must be received no later than 11:00 a.m. New York time)

of the anticipated Delivery Date for the Designated Aircraft (the “Funding Date”), which date shall be a Business Day not later than the Commitment Termination Date, and which notice shall be in substantially the form of the Notice of Borrowing attached hereto as Exhibit A (the “Notice of Borrowing”).  The Notice of Borrowing shall if desired by the Borrower, identify whether the Borrower elects a Fixed Rate to be applicable to the related Loan.

(ii)           In order to facilitate the timely closing of the transactions contemplated hereby, the Borrower, by delivery of the Notice of Borrowing to the Loan Participants, irrevocably instructs the Loan Participants to: (A) wire transfer (for receipt by no later than 10:00 a.m. New York City time) on the Funding Date its Commitment for the Designated Aircraft by the wiring of immediately available funds (reference: Hawaiian Airlines A330-200 MSN 1259) to the account of the Security Trustee specified on Schedule I (the “Account”); (B) in the case of any Type A Loan Participant, enter into arrangements to establish its Liquidity Margin for the related Loan (if it has not already done so) and notify the Borrower thereof no later than one Business Day prior to the Funding Date; and (C) if the Borrower shall have elected a Fixed Rate, enter into a Hedge Transaction on the terms set forth herein for its portion of the Loan (if it has not already done so).

(iii)          The funds so paid by each such Loan Participant (the “Deposit”) into the Account are to be held by the Security Trustee for account of such Loan Participant.  Subject to paragraph (vi) below, upon the satisfaction (as determined by each Loan Participant) of the conditions precedent set forth in Section 4 hereof, such Loan Participant (or its special counsel acting on its behalf) shall instruct the Security Trustee to disburse the Deposit for application of its Commitment for the Designated Aircraft in the financing as contemplated by Section 2(c) hereof.

(iv)          If, for any reason, the Designated Aircraft to be financed hereunder on its Funding Date shall not be so financed, the Deposit and earnings thereon, will be invested and reinvested by the Security Trustee at the sole direction, for the account, and at the risk of the Borrower in an overnight investment selected by the Borrower and reasonably acceptable to the Loan Participants and the Security Trustee.  Upon the Borrower’s oral (to be confirmed in writing) instructions, earnings on any such investments shall be applied to the Borrower’s payment obligations to each Loan Participant under this Section 2(b) to the extent of such earnings.

(v)           If the actual Delivery Date for the Designated Aircraft is a date falling after the Funding Date, the Borrower shall pay interest hereunder to each Loan Participant on the amount of its Deposit for the period from and including the Funding Date to but excluding the earlier of (A) the Delivery Date for the Designated Aircraft or (B) the Cutoff Date (as defined below).  For each Loan Participant, such interest shall accrue on the amount of such Loan Participant’s Commitment at the Applicable Rate established for the Loan.  Interest on the Commitments accrued pursuant to the preceding sentence shall (I) if accrued to the Delivery Date for the Designated Aircraft, be paid on the first Interest Payment Date and (II) if accrued to the Cutoff Date, be due and payable to each Loan Participant on such date.

(vi)          If for any reason, other than the failure of any Loan Participant to comply with the terms hereof, the Delivery Date for the Designated Aircraft shall not have occurred on or prior to [**] after the Funding Date (the “Cutoff Date”), the Borrower hereby irrevocably agrees that such Loan Participant may (and upon the written instruction of the Borrower, given any time during the period from the Funding Date to the Cutoff Date, shall) cancel, terminate or otherwise unwind its funding arrangements made in the London interbank market or otherwise to fund its Commitment on the Funding Date (including, for any Type A Loan Participant, its related liquidity arrangements) and, if applicable, such Loan Participant may cancel, terminate or otherwise unwind the related Hedge Transaction, and such Loan Participant may notify the Security Trustee thereof, and the Security Trustee shall return its Commitment for the Designated Aircraft to it, subject, however, to such Loan Participant’s continuing commitment to fund its Commitment as provided herein.

(vii)         In the event of the occurrence of the events described in paragraph (vi) above, the Borrower agrees to pay promptly (but in any event within [**] after the relevant Cutoff Date) any Break Amount incurred by the relevant Loan Participant (for which purpose such Loan Participant shall be deemed to have the amount of its Commitment prepaid as a funded Loan).

(viii)        If funds have been returned to the Loan Participants pursuant to this Section 2(b), the Borrower may schedule a new Funding Date on any date prior to the Commitment Termination Date by giving a new Notice of Borrowing pursuant to Section 2(b)(i), and the provisions of this Section 2(b) shall be applicable to such new Funding Date, including, without limitation, the right to fix the interest rate in accordance with Section 3(b)(ii).  If any Loan Participant shall fail to fund its Commitment, the Borrower shall be under no obligation to borrow any portion of the Loan (though the Borrower shall, for the avoidance of doubt, have the right to borrow any portion of the Loan funded, subject to fulfillment of the conditions precedent set forth in Section 4 or the waiver thereof by the Loan Participants who have funded their Commitments) but shall be obligated to pay Break Amount and interest with respect to any amounts so funded by the Loan Participants but not borrowed by the Borrower hereunder.

(c)           Subject to the terms and conditions of this Agreement, and immediately prior to the transfer of title to the Designated Aircraft to the Borrower, the Borrower shall authorize the delivery and filing for record at the FAA of the Mortgage and/or the Mortgage Supplement for the Designated Aircraft once title to the Designated Aircraft shall have transferred to the Borrower.  On the Delivery Date for the Designated Aircraft specified in the Borrower’s notice referred to in Section 2(b)(i), subject to the terms and conditions of this Agreement, each Loan Participant agrees, and hereby directs the Security Trustee, to pay the amount of its Commitment for the Aircraft to the Borrower by wire transferring such amounts to the Aircraft Manufacturer’s account identified by the Borrower in the Notice of Borrowing, or to such other account as the Borrower shall direct the Security Trustee in writing, immediately prior to the transfer of title to the Designated Aircraft to the Borrower.

(d)           On or prior to the Funding Date, if an Event of Default shall have occurred and be continuing (i) in the case of an Event of Default described in Section 8.06 or 8.07 of the

Mortgage, the Commitments shall automatically terminate (without any notice or other act by the Security Trustee or any Loan Participant) and (ii) in the case of any other Event of Default (and following the expiration of any applicable grace period therefor), the Security Trustee, acting on instruction of the Majority in Interest of Holders, may terminate the Commitments by notifying the Borrower thereof, whereupon, in the case of a Type A Loan Participant, Liquidity Break Amount, if any, shall be payable as provided in Section 3(c)(ii).

(e)           The closing with respect to the financing of the Designated Aircraft shall take place at the offices of Vedder Price P.C., 1633 Broadway, New York, New York 10019.

SECTION 3           Loan Economics.

(a)          Principal Amortization.

(i)            Tranche 1 Loans.  The Tranche 1 Loans shall amortize, and Annex A for the Loan Certificates for the Tranche 1 Loans (and the related Schedule 1 of the Mortgage Supplement for the Designated Aircraft) shall be calculated, based on a mortgage-style (level payments of principal and interest) methodology utilizing an assumed interest rate of [**] per annum (the “Benchmark Rate”) for the Loan Certificates, with the original principal amount thereof amortizing [**] on a quarterly basis in arrears on each Interest Payment Date (the first such amortizing payment to be made on the first Interest Payment Date next following the Funding Date (or Projected Funding Date, if applicable in accordance with this Section 3(a)) and the final such installment falling due on the [**]) following the Funding Date (or Projected Funding Date, if applicable in accordance with this Section 3(a)).  The Loan Participants and the Borrower agree that the aggregate principal amount of each such installment shall be as set forth on the amortization schedule attached as Schedule 3(a)(i) hereto.

(ii)           Tranche 2 Loans.  The Tranche 2 Loans shall amortize, and Annex A for the Loan Certificates for the Tranche 2 Loans (and the related Schedule 2 of the Mortgage Supplement for the Designated Aircraft) shall be calculated, based on a mortgage-style (level payments of principal and interest) methodology utilizing the Benchmark Rate for the Loan Certificates, with the original principal amount thereof amortizing [**] on a quarterly basis in arrears on each Interest Payment Date (the first such amortizing payment to be made on the first Interest Payment Date next following the Funding Date (or Projected Funding Date, if applicable in accordance with this Section 3(a)) and the final such installment (i.e., the balloon) falling due on the [**] following the Funding Date (or Projected Funding Date, if applicable in accordance with this Section 3(a)).  The Loan Participants and the Borrower agree that the aggregate principal amount of each such installment shall be as set forth on the amortization schedule attached as Schedule 3(a)(ii) hereto.

The Loan Participants shall determine the Annex A for the Loan Certificates of each Tranche (and the related Schedules 1 and 2 of the Mortgage Supplement for the Designated Aircraft) on the basis specified in this Section 3(a) and shall confirm such proposed schedules with the Borrower.

For the avoidance of doubt, if the Funding Date occurs after the Projected Funding Date such that amortization will be calculated from the Projected Funding Date, all payments of principal and interest shall be made solely in respect of periods commencing on the Funding Date and no interest shall accrue on the Loans until from and after the Funding Date.

(b)           Interest.  The Borrower shall, subject to the terms and conditions of this Section 3(b), have the right to elect that the Loan bear interest either at a Floating Rate or a Fixed Rate.

(i)            Floating Rate.  If the Borrower shall not have notified the Loan Participants of its request, pursuant to (A) the Notice of Borrowing or (B) the Fixed Rate Notice in accordance with paragraph (ii) below, to have the Loan bear interest at a fixed rate, then the Applicable Rate for the Loan and related Loan Certificates shall be, for each Interest Period, the Floating Rate for such Interest Period.  Interest on each Loan payable by reference to the Floating Rate shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(ii)           Fixed Rate Setting.  The Borrower may notify the Loan Participants of its request, pursuant to the Notice of Borrowing or at any time before the date that is six months after the Funding Date, for the Loan in respect of the Designated Aircraft to bear interest at a fixed rate (a “Fixed Rate Notice”), which Fixed Rate (as defined below) shall be fixed two Business Days prior to its effective date (the “Hedge Effective Date”).  Upon delivery by the Borrower of a Fixed Rate Notice to the Loan Participants, the following procedures shall apply to determine the “Fixed Rate”:

(1)           In the case of a Fixed Rate Notice delivered pursuant to the Notice of Borrowing, no later than 10:00 a.m. (but no earlier than 9:00 a.m.) New York time on the second Business Day prior to the Funding Date, the Loan Participants and the Borrower shall convene a conference call during which the Loan Participants will notify the Borrower of a single fixed rate of interest (without giving effect to the Applicable Margin) to be used as the basis for the calculation of the Fixed Rate for the Loan; such rate, and any other such interest rate quoted by the Loan Participants pursuant to this Section 3(b)(ii)(1) being referred to as a “Rate Quote”.  Each Rate Quote shall be agreed to by each Loan Participant and shall be quoted on a market basis as the fixed rate equivalent (calculated on a bond basis) of the Loan had the Loan been priced on the basis of the LIBOR Rate (flat) (giving effect to the anticipated amortization, maturity and Hedge Effective Date of such Loan).  The Borrower may accept or reject any such Rate Quote.  If the Borrower rejects the Rate Quote, the Loan will initially bear interest at the Floating Rate.  If the Borrower accepts such Rate Quote, the Loan Participants will advise as whether such Rate Quote is still available.  If the Loan Parties advise that it is still available, then such Rate Quote shall serve as the basis for establishing the Fixed Rate.  If such Rate Quote is not available any longer, at the request of the Borrower, the Loan Participants will furnish another Rate Quote and the above procedures will be utilized until a Rate Quote has been rejected or an accepted Rate Quote is determined by the Loan Participants to be available;

provided that the Loan Participants shall not be obligated to quote more than five Rate Quotes in respect of any Fixed Rate Notice.  If the Borrower accepts any Rate Quote (by providing oral confirmation during the applicable telephone call) during such time period and such Rate Quote is advised by the Loan Participants as remaining available, such acceptance shall be binding on the Borrower, and shall be reflected on the Mortgage Supplement as provided therein.  In the event any such Rate Quote is so accepted by the Borrower, such Rate Quote plus the Adjusted Applicable Margin applicable to any Type and Tranche of the Loan shall be the “Fixed Rate” for such Type and Tranche of the Loan (subject to adjustment for the Liquidity Margin in the case of Type A Loans), effective on the Hedge Effective Date. If the Borrower does not accept any Rate Quote in accordance with the terms of this Section 3(b)(ii)(1), the Loan shall be initially funded as a Floating Rate Loan.

(2)           If the Loan is initially funded as a Floating Rate Loan, regardless of whether the Borrower requested a Rate Quote in the Notice of Borrowing, at any time within six months of the Funding Date, the Borrower may request that the Loan be converted into a Fixed Rate Loan so as to bear interest at a fixed rate effective on any Interest Payment Date or the fifth Business Day after the Borrower’s delivery of the Fixed Rate Notice (the “Fixed Rate Conversion Date”), in each case, as the Borrower may designate in the Fixed Rate Notice and so long as the Fixed Rate Conversion Date occurs on or before the last day of such six month period (the “Fixed Rate Conversion Option”).  In order to exercise the Fixed Rate Conversion Option, subject to the other terms of this subparagraph (2), the Borrower shall furnish to the Loan Participants a Fixed Rate Notice of such exercise no later than five Business Days prior to the intended Fixed Rate Conversion Date.  No later than 10:00 a.m. (but no earlier than 9:00 a.m.) New York time on the third Business Day prior to the Fixed Rate Conversion Date, the Loan Participants and the Borrower shall convene a conference call during which the Loan Participants will notify the Borrower of a single fixed rate of interest (without giving effect to the Applicable Margin) to be used as the basis for the calculation of the Fixed Rate for the Loan; such rate, and any other such interest rate quoted by the Loan Participants pursuant to this Section 3(b)(ii)(2) being referred to as a “Conversion Rate Quote”.  Each Conversion Rate Quote shall be agreed to by each Loan Participant and shall be quoted on a market basis as the fixed rate equivalent (calculated on a bond basis) of the Loan had the Loan been priced on the basis of the LIBOR Rate (flat) (giving effect to the amortization, maturity and Fixed Rate Conversion Date of such Loan).  The Borrower may accept or reject any such Conversion Rate Quote.  If the Borrower rejects the Conversion Rate Quote, the Loan will continue to bear interest at the Floating Rate.  If the Borrower accepts such Conversion Rate Quote, the Loan Participants will advise as whether such Conversion Rate Quote is still available.  If the Loan Parties advise that it is still available, then such Conversion Rate Quote shall serve as the basis for establishing the Fixed Rate.  If such Conversion Rate Quote is not available any longer, at the request of the Borrower, the Loan Participants will furnish another Conversion Rate Quote and the above procedures will be utilized until a Conversion Rate Quote has been rejected or an accepted

Conversion Rate Quote is determined by the Loan Participants to be available; provided that the Loan Participants shall not be obligated to quote more than five Conversion Rate Quotes in respect of any Fixed Rate Notice.  If the Borrower accepts any Conversion Rate Quote (by providing oral confirmation during the applicable telephone call) during such time period and such Conversion Rate Quote is advised by the Loan Participants as remaining available, such acceptance shall be binding on the Borrower and such Conversion Rate Quote shall be promptly confirmed to the Borrower in writing by the Loan Participants.  In the event any such Conversion Rate Quote is so accepted by the Borrower, such Conversion Rate Quote plus the Adjusted Applicable Margin applicable to any Type and Tranche of the Loan shall be the “Fixed Rate” for such Type and Tranche of the Loan (subject to adjustment for the Liquidity Margin in the case of Type A Loans), effective on the Fixed Rate Conversion Date, and the Borrower and the Security Trustee shall execute and deliver a supplement to the Mortgage specifying the Fixed Rate applicable to each Tranche and Type of Loan Certificates; provided that if the Fixed Rate Conversion Date is not an Interest Payment Date, the Borrower shall compensate each Loan Participant for any LIBOR Break Amount.  If the Borrower does not accept any Conversion Rate Quote in accordance with the terms of this Section 3(b)(ii)(2), the Loan shall remain a Floating Rate Loan. No Fixed Rate Notice may be furnished if a Special Default shall have occurred and be continuing.

(3)           For the avoidance of doubt, the Fixed Rate applicable to the Type A Loans and the Type B Loans will vary as a consequence of the different Applicable Margin applicable to each Type.  In addition, insofar as the Liquidity Margin will be different for each Tranche of Type A Loans, the Fixed Rate for the different Tranches of Type A Loan will vary.

(4)           The Borrower understands and acknowledges that in order to provide any Fixed Rate the Loan Participants may be entering into one or more interest rate swaps or other hedging transactions (which may be effected internally or externally), and that it has assessed the risks (including but not limited to risks in relation to any Hedge Breakage Loss), benefits and consequences of obtaining a fixed interest so as to procure a fixed rate funding. The Borrower confirms that it is solely responsible for any decision to select a Fixed Rate, having relied on its own independent business judgment and advisers in connection with the Agreement.

(iii)          Fixed Rate.  If the Applicable Rate for the Loan Certificates and the Loan is a Fixed Rate:

(1)           Interest on the Loan shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months.

(2)           The Fixed Rate on a Fixed Rate Loan shall be subject to adjustment as provided in clause (v) below.

(3)           On the date of (i) any prepayment of Loan Certificates pursuant to the Mortgage or (ii) any acceleration of Loan Certificates pursuant to the Mortgage, the Borrower will request that each Loan Participant advise the Security Trustee and the Borrower by 11:00 a.m., New York time, on such date of the Hedge Break Amount applicable to such event.

(4)           Each Loan Participant agrees that, so long as no Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Hedge Breakage Gain in respect of the Loan Certificates (or its related Commitment), except that it may first deduct therefrom any amounts then due and owing to it or the other Loan Participants under the Operative Documents and apply any amount so retained to the satisfaction thereof.  Each Holder may retain any Hedge Breakage Gain that arises after the occurrence of an Event of Default as security for the obligations of the Borrower until the earlier of (i) the date that such Event of Default is cured by the Borrower, promptly following which date such amount shall be paid over to the Borrower, or (ii) the date that Section 9.07 of the Mortgage shall be applicable, promptly following which date such amounts shall be remitted to the Security Trustee for application as provided in such Section 9.07.  For the avoidance of doubt, Hedge Breakage Gains, if any, shall be due and payable to the Borrower on the date that at any Break Amount is otherwise due and payable to the Loan Participants.

(5)           Upon the request of the Borrower, each Loan Participant shall provide a good faith written estimate of the Hedge Breakage Loss or Hedge Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Operative Documents that might give rise to an obligation to pay Hedge Breakage Loss or to receive Hedge Breakage Gain.

(6)           Upon determination by a Loan Participant of any Hedge Breakage Loss or Hedge Breakage Gain payable to or by it, as the case may be, such Loan Participant will provide to the Borrower a certificate, certifying such Hedge Breakage Loss or Hedge Breakage Gain, which certified amount shall be determined in accordance with the procedures set out in the definition of “Hedge Break Amount”.

(iv)          Margin Adjustment.

(1)           The Applicable Margin is subject to adjustment for each Loan Participant to preserve such Loan Participant’s net return on capital based on its internal risk models if and to the extent the Aircraft is reregistered outside of an Approved Country (as defined below) and the resulting security package fails to provide (i) to the Security Trustee the same degree and quality of security as available under the law of an Approved Country and (ii) to such Loan Participant the Basel II treatment and the Basel III treatment (each as internally determined in good faith by such Loan Participant) required to support the internal risk “score” or “risk-model” pricing allowance afforded by such resulting security package.  Any determination of a need for such an adjustment shall be communicated to the Security Trustee and the Borrower promptly following notice by the Borrower of any such reregistration (either proposed or actual) and shall be effective immediately upon such reregistration.  The determination of any such adjustment by a Loan Participant (including as to its internal modeling and Basel II and/or Basel III application) shall be conclusive absent manifest error.  Any such adjustment may be to increase or to decrease the Applicable Margin, and the Loan Participants agree to recalculate any applicable adjustment at the time of any reregistration; provided that the Applicable Margin shall automatically revert to the original “Applicable Margin” hereunder in the event the Designated Aircraft is reregistered in an Approved Country.  “Approved Country” means the United States.

(2)           A Loan Participant intending to make a claim for an Applicable Margin adjustment pursuant to Section 3(b)(iv)(1) shall, within 30 days after receipt of written notice of any proposed or actual reregistration, provide written notice to the Security Trustee and the Borrower in writing of the event by reason of which it is entitled to do so (the “Adjustment Notice”); provided, that: (x) the Adjustment Notice shall describe the events giving rise to such adjustment, the basis for determining such adjustment and the amount thereof, together with a statement that the determinations made in respect of such adjustment comply with the provisions of this Section 3(b)(iv); and (y) such Loan Participant shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.

(v)           Fixed Rate Adjustment.  If the Loan Certificates and the Loan shall bear interest at a Fixed Rate, such rate shall be as provided in the definition of Fixed Rate, adjusted automatically by the amount of any increase or decrease of the Applicable Margin as determined pursuant to clause (iv) above (adjusted for bond basis).  Any adjustment effected by the preceding sentence shall be calculated by the Loan Participants, shall be notified promptly to the Security Trustee and the Borrower, and such calculation shall be conclusive absent manifest error.

(vi)          Past Due Interest.  Overdue payments of principal of any Tranche and Type of Loan (and to the extent permitted by applicable law, past due payments of interest and other amounts due under the Operative Documents) shall bear interest at the Past Due Rate, payable on demand.

(c)           Liquidity Costs.

(i)            [**].

(ii)           [**].

(d)           Structuring Fees.  The Borrower agrees to pay to, or for account of, the Underwriters the structuring fee as specified in the Structuring Fee Letter.

(e)           Commitment Fees.  The Borrower agrees to pay a commitment fee to the Underwriters and their permitted transferees in the amounts, on the dates and subject to the conditions as set forth in the Fee Letter.

(f)            Security Trustee Fee.  The Borrower agrees to pay to the Security Trustee the up-front and annual fee of the Security Trustee as separately agreed between the Borrower and the Security Trustee.

(g)           LIBOR Break Amounts.  The Borrower shall compensate each Loan Participant, upon written request by that Loan Participant (which written request shall set forth in reasonable detail the basis for requesting such amount), for all LIBOR Break Amount (as defined below) incurred or deemed incurred by such Loan Participant as a result of:

(i)            funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Notice of Borrowing but not made for any reason (other than by reason of default by that Loan Participant alone);

(ii)           the Loan (or part of the Loan) being repaid on a date other than an Interest Payment Date; or

(iii)          the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

For the purpose of this Agreement, “LIBOR Break Amount” hereunder shall be equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan Participant’s Loan in respect of the Designated Aircraft (or, in the case of a failure to borrow, the Interest Period for the Loan that would have commenced on the date specified for such borrowing) at the applicable LIBOR rate over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the applicable Loan Participant would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Loan Participant).  For the avoidance of doubt, the calculation of LIBOR Break Amount shall not include any compensation for lost margin or profit.

(h)           Liquidity Break Amount.

(i)            Subject to Section 3(i) below, the Borrower shall compensate each [**].  For the purpose of this Agreement, [**] hereunder shall be equal to the cumulative amount of the present values of the interest amount for each (whole or partial) Interest Period relating to such Tranche as to which a Liquidity Margin applies and which succeeds the date of such Liquidity Event, calculated at a per annum rate equal to the Liquidity Reserve Differential that would have accrued and been payable on the last day of such Interest Period on the amount so prepaid or Commitment cancelled in respect of such Tranche through the Maturity Date for such Tranche (taking into account (A) in the case of prepayment in full of the Loan, the scheduled amortization of the Loan in accordance with Section 3(a) hereof, and (B) in the case of a partial prepayment of the Loan, the application of such partial prepayments of the Loan in the inverse order of maturity).  The present value factor used in the making of the calculation required in the immediately preceding sentence shall be the interest rate customarily utilized by the Treasury (or comparable) desk of the applicable [**] for such purpose.  Any calculation by an affected [**] of Liquidity Break Amount, including the Liquidity Reserve Differential, shall be conclusive (and without the necessity for such [**] to disclose the manner or inputs for its determining the same); provided, that each affected [**] will furnish to the Borrower a certificate stating that Liquidity Break Amount has been incurred and listing the Liquidity Break Amount.  The delivery of such certificate shall be deemed a certification by such [**] that the determinants for calculating the Liquidity Reserve Differential were based on its Treasury (or comparable) desk’s assessed liquidity costs as at the applicable dates and that the calculation thereof was made on a non-discriminatory basis and in accordance with this provision and the definition of Liquidity Reserve Differential; there will be no further calculation or disclosure of refinancing practice in order to evidence or verify the actual liquidity breakage losses.  If the Liquidity Reserve Differential is a negative number, then neither the [**] nor the Borrower shall have any obligation under this Section 3(h).  Interest calculated as aforesaid shall be computed on the basis of a year of 360 days and actual number of days elapsed.  As amongst the [**], insofar as the Liquidity Break Amount is calculated on the weighted average of their individual Liquidity Margins, the Liquidity Break Amount payable to each [**] shall be paid to them on the basis of their individual Liquidity Margins, and the Security Trustee agrees to make payments on account of the Liquidity Break Amount to each [**] accordingly.

(ii)           On the date of (A) any prepayment of Loan Certificates pursuant to the Mortgage or (B) any acceleration of Loan Certificates pursuant to the Mortgage, the Borrower will request that each [**] advise the Security Trustee and the Borrower by 11:00 a.m., New York time, on such date of the Liquidity Break Amount applicable to such event.

(i)            Right of Repayment and Cancellation in Relation to a Single Loan Participant. If:

(1)           any sum payable to any Loan Participant by the Borrower is required to be increased under paragraph (d) of Schedule III hereto (other than in respect of Excluded Taxes subject to paragraph (d)(iii) of Schedule III); or

(2)           any Loan Participant claims indemnification from the Borrower under Section 8(c) hereof or the Borrower is required to repay or prepay the Loans of an Impaired Loan Participant in accordance with Section 8(d), or

(3)           any Type B Loan Participant seeks payment of the Market Disruption Floating Interest Rate or the Market Disruption Fixed Interest Rate after the occurrence of a Market Disruption Event;

then the Borrower may, while the circumstance giving rise to the requirement or indemnification continues, upon not less than five Business Days’ irrevocable prior notice to the Security Trustee and such Loan Participant either (1) cancel the commitment of that Loan Participant and repay that Loan Participant’s Loans together with accrued Commitment Fee, if any, accrued interest thereon, Break Amount, if any, and such Loan Participant’s allocable share of all other amounts due and owing by the Borrower under the Operative Documents or (2) cause that Loan Participant to transfer its Loans, Commitments and other rights and obligations hereunder to a transferee designated by the Borrower and permitted under Section 16(c) for a purchase price equal to the outstanding amount of principal owed to such Loan Participant as of the relevant date of transfer together with any accrued and unpaid Commitment Fee, accrued interest and Break Amount thereon.  In the case of any prepayment effected pursuant to clause (1) or (2) of this Section 3(i) in respect of the Break Amount payable to any [**] in association therewith, [**] of the component thereof constituting Liquidity Break Amount shall be payable to such [**].

(j)            Yield Protection.

(i)            If with respect to any Interest Period relating to any Tranche of any [**]:

(1)           the [**], each acting reasonably and in good faith, determine (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR rate for such period; or

(2)           any [**], acting reasonably and in good faith, advises the Borrower and the Security Trustee that LIBOR as determined in accordance with the definition thereof will not adequately and fairly reflect the cost to such [**] of maintaining or funding its [**] in line with prudent banking practice for such Interest Period; provided, that such inadequacy is the result of circumstances affecting the relevant interbank market generally and is not directly and solely the result of a deterioration in the financial condition of such [**],

(each, a “Market Disruption Event”), then so long as such circumstances shall continue, the portion of the Loan that relates to such [**] shall bear interest, for each Interest Period of the related Tranche 1 and Tranche 2 (A) in the case of a Floating Rate Loan, at the Market Disruption Cost of Funds applicable to the Type B Loan Participants, plus the Applicable Margin (applicable to [**] of each Tranche) (the “Market Disruption Floating Interest Rate”) and (B) in the case of a Fixed Rate Loan, at the Fixed Rate applicable to each Tranche of the [**] plus an amount equal to the difference of (I) the Market Disruption Cost of Funds, minus (II) LIBOR for such Interest Period (the “Market Disruption Fixed Interest Rate”).

(ii)           If the provisions of this Section 3(j) are applicable, then each affected [**] shall report, as provided in paragraph (iv) below, to the Security Trustee and the Borrower its cost of funding its share of the [**] for such Interest Period ), expressed as a percentage rate per annum, and, based on the report of each such [**] as to such cost of funds, the Security Trustee shall calculate the weighted average thereof.  Promptly following the calculation of such weighted average, the Security Trustee shall advise the Borrower and the each of the affected Type B Loan Participants thereof (which weighted average shall be the “Market Disruption Cost of Funds”) and the Market Disruption Cost of Funds shall be applicable to each of the affected Type B Loan Participants.

(iii)          The report by any Type B Loan Participant to the Security Trustee and the Borrower of its cost of funds for any Interest Period shall be conclusive, absent manifest error, and shall constitute a certification by such Type B Loan Participant that the interest rate so provided is an accurate, fair and non-discriminatory calculation of its Treasury (or comparable) desk’s assessed funding costs for such period and that such Type B Loan Participant is, to the extent it is entitled to do so, generally charging its borrowers similarly situated with the Borrower such market disruption costs.

(iv)          If the provisions of this Section 3(j) are applicable, each affected Type B Loan Participant shall report to the Security Trustee and the Borrower its cost of funds for each affected Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Type B Loan Participant); provided that if any affected Type B Loan Participant is not able to obtain deposits in the London interbank (or other relevant) market matching such Interest Period, notice of its cost of funds rate shall be provided as follows:  (i) prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Type B Loan Participant), such Type B Loan Participant shall provide to the Security Trustee and the Borrower an approximation of the cost to such Type B Loan Participant of such funding for such Interest Period; and (ii) prior to the last day of such Interest Period (or earlier, to the extent practicable if deposits of a duration longer than one day are obtained), such Type B Loan Participant shall provide to the Security Trustee and the Borrower the actual cost to such Type B Loan Participant of such funding for such Interest Period.

(v)           Notwithstanding Section 2.04 of the Mortgage (or any other provision in the Operative Documents requiring that interest be paid on a pro rata basis), in respect of each Interest Period of the related Tranche with respect to which a Market Disruption Event shall be applicable, the Security Trustee shall pay to each affected Type B Loan Participant of such Tranche from the funds provided by the Borrower pursuant to the preceding clause (ii) interest on the portion of the Loan that relates to the Type B Loan Certificate of such Tranche held by such Type B Loan Participant at the Market Disruption Floating Interest Rate applicable to such Type B Loan Participant or the Market Disruption Fixed Interest Rate applicable to such Type B Loan Participant, as the case may be, provided in clause (i) above for such Type B Loan Participant.

(vi)          All amounts payable under this Section 3(j) shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(vii)         Upon any Type B Loan Participant affected by a Market Disruption Event confirming to the Security Trustee and the Borrower that the event(s) giving rise to such Market Disruption Event have ceased, the rate of interest applicable to such Type B Loan Participant’s Type B Loans will revert to such rate of interest immediately in effect prior to the occurrence of such Market Disruption Event.

(k)           Alternative Basis.  If a Market Disruption Event occurs and the Type B Loan Participants or the Borrower so requires, the Type B Loan Participants and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the rate of interest payable in respect of Type B Loan Certificates, provided that any alternative basis agreed shall, with the prior consent of each affected Type B Loan Participant and the Borrower, be binding on all parties.  If within such 30 day period each of the affected Type B Loan Participants and the Borrower  agree upon a substitute basis for determining the rate of interest payable in respect of Type B Loan Certificates, such alternative basis shall be retroactive to and effective from the first day of the applicable Interest Period until and including the last day of such Interest Period.  For the avoidance of doubt, during any such period of negotiation, the Borrower shall be required to perform its obligations under the preceding Section 3(j).  Upon any Type B Loan Participant affected by a Market Disruption Event confirming to the Security Trustee and the Borrower that the event(s) giving rise to such Market Disruption Event have ceased, the alternative rate of interest applicable to such Type B Loan Participant’s Type B Loans will revert to such rate of interest immediately in effect prior to the occurrence of such Market Disruption Event.

(l)            Manner of Payment.  All amounts payable by the Borrower under this Agreement shall be payable without setoff or counterclaim in immediately available funds to the Person entitled thereto, and to such Person’s account specified on Schedule I or as otherwise directed.

SECTION 4           Conditions.

(a)          Conditions Precedent to the Effectiveness of the Commitments.  It is agreed that the respective Commitments of each Loan Participant in respect of the Designated Aircraft and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(i)            The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to each Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to each Loan Participant and its counsel:

(1)           this Agreement;

(2)           the Mortgage;

(3)           the Fee Letter; and

(4)           the Structuring Fee Letter.

(ii)           Each Loan Participant shall have received the following, in each case in form and substance satisfactory to it:

(1)           a certified copy of the Certificate of Incorporation and Bylaws of the Borrower and a copy of resolutions (or minutes of a meeting containing such resolutions) of the board of directors of the Borrower or the executive committee thereof, certified by the Secretary or an Assistant Secretary of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage and each other document required to be executed and delivered by the Borrower on the Delivery Date in accordance with the provisions hereof and thereof;

(2)           a certificate of the Borrower as to the person or persons authorized to execute and deliver this Agreement, the other Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such person or persons;

(3)           an incumbency certificate of the Security Trustee as to the person or persons authorized to execute and deliver this Agreement, the Mortgage, and any other documents to be executed on behalf of the Security Trustee in connection with the transactions contemplated hereby and the signatures of such person or persons;

(4)           a copy of the resolutions of the board of directors of the Security Trustee, certified by the Secretary or an Assistant Secretary of the Security Trustee, duly authorizing the transactions contemplated hereby and the execution and delivery of each of the documents required to be executed and delivered on behalf of the Security Trustee in connection with the transactions contemplated hereby; and

(5)           a copy of the articles of association of the Security Trustee, each certified by the Secretary or an Assistant Secretary of the Security Trustee.

(iii)          Such Loan Participant shall have received such further “KYC” requirements from the Borrower as it shall require to comply with its internal procedures.

(iv)          The Borrower shall have paid, or made arrangements with such Loan Participant to pay, all fees, costs and expenses of such Loan Participant and the Security Trustee that are then due and payable in accordance with Section 12, the Fee Letter and the Structuring Fee Letter.

(v)           On the date hereof, no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.

(vi)          As of the date hereof, no Material Adverse Change has occurred since December 31, 2010 and is continuing.

By their execution hereof, each Loan Participant certifies that all of the conditions precedent set forth in this Section 4(a) have been satisfied and that such Loan Participant’s Commitment and this Agreement have become effective as of the date hereof.

(b)           Conditions Precedent to such Loan Participants’ Participation in the Designated Aircraft.  It is agreed that the respective obligations of each Loan Participant to lend its Commitment to the Borrower in respect of the Designated Aircraft and Tranche is subject to the effectiveness of this Agreement under Section 4(a) and the satisfaction prior to or on the Delivery Date for the Designated Aircraft of the following conditions precedent:

(i)            Such Loan Participant shall have received the Notice of Borrowing (or shall have waived such notice either in writing or as provided in Section 2).

(ii)           No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the reasonable opinion of such Loan Participant would make it a violation of law or regulations for such Loan Participant to make its Commitment for the Designated Aircraft available to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage.

(iii)          On the Delivery Date of the Designated Aircraft, (A) (x) unless the Type A Loan Participants have previously established the Liquidity Margin pursuant to Section 3(c)(ii), the Type A Loan Participants are able to access U.S. dollars in the LIBOR or other applicable financial markets so as to fund (and to finance) their respective Loan to be made on such date to the Maturity Date and (y) the Type B Loan Participants are able to access U.S. dollars in the LIBOR or other applicable financial markets so as to fund (and to finance) their respective Loan to be made on such date to the succeeding Interest Payment Date and (B) no Material Adverse Change has occurred since December 31, 2010 that is continuing.

(iv)          (x) each Underwriter shall have received its installment of the structuring fee specified in Section 3(d) in accordance with the terms of the Structuring Fee Letter, (y) the Security Trustee shall have received its fee specified in Section 3(f) in accordance with the terms of the agreement between the Security Trustee and the Borrower and (z) the Borrower shall have paid, or made arrangements with such Loan Participant to pay, all other fees, costs and expenses of such Loan Participant and the Security Trustee that are then due and payable in accordance with Section 12, if any.

(v)           The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to such Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to such Loan Participant and its counsel, provided that only such Loan Participant shall receive an executed original of its Loan Certificate(s) to be issued to it:

(1)           the Mortgage Supplement covering the Designated Aircraft and dated the Delivery Date for the Designated Aircraft;

(2)           the Loan Certificates for such Tranche, with Annex A for each Loan Certificate (and the related Schedule 1 of the Mortgage Supplement for the Designated Aircraft) duly completed (which Annex A and related Schedule 1 shall be prepared by the Loan Participants) as provided in Section 3(a) hereof;

(3)           the Consent and Agreement in respect of the Designated Aircraft;

(4)           the Engine Consent and Agreement in respect of the Engines installed on the Designated Aircraft at Delivery thereof;

(5)           copies of the Warranty Bill of Sale and FAA Bill of Sale for the Designated Aircraft; and

(6)           a copy of that portion of the Aircraft Purchase Agreement certified by a Responsible Officer of the Borrower as being a true and accurate copy of the same that relates to the Assigned Warranties and the related obligations of the Borrower or a successor in interest to the Borrower which has the right to exercise any such warranty.

(vi)          A Uniform Commercial Code financing statement or statements covering all the security interests created by or pursuant to the granting clause of the Mortgage that are not covered by the recording system established by the Federal Aviation Act shall have been authorized by the Borrower, and such financing statement or statements shall have been duly filed in all places deemed necessary or advisable in the opinion of counsel for the Loan Participants, and any additional Uniform Commercial Code financing statements deemed advisable by such Loan Participant shall have been authorized by the Borrower and duly filed and all other action shall have been taken as is deemed necessary or advisable, in the opinion of counsel for the Loan Participants, to establish and perfect the Security Trustee’s security interest in the Designated Aircraft.

(vii)         All appropriate action required to have been taken by the Federal Aviation Administration, or any governmental or political agency, subdivision or instrumentality of the United States, on or prior to the Delivery Date for the Designated Aircraft in connection with the transaction contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Delivery Date in connection with the transaction contemplated by this Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on the Delivery Date.

(viii)        On the Delivery Date for the Designated Aircraft, after giving effect to the filing with the FAA of the documents to be filed with the FAA and the Uniform Commercial Code financings statements referred to in paragraph (v) above and the registration of the international interests of the Security Trustee in the Airframe and each Engine with the International Registry, the following statements shall be true, and such Loan Participant shall have received evidence satisfactory to it (including a printout of the “priority search certificates” (as defined in the Regulations for the International Registry) from the International Registry relating to the Designated Aircraft (and the constituent Airframe and Engines), provided that such “priority search certificates” shall be provided promptly after the delivery of the Aircraft by Aircraft Manufacturer to the Borrower) to the effect that:

(1)           the Borrower has good title to the Designated Aircraft, free and clear of Liens other than (subject to filing and recording of the FAA Bill of Sale with the FAA if the Borrower does not already own the Designated Aircraft) the mortgage and security and international interests created by the Mortgage and the Mortgage Supplement for the Designated Aircraft;

(2)           the FAA Bill of Sale, the Mortgage and the Mortgage Supplement for the Designated Aircraft have been duly filed with the FAA for recordation (or are in form suitable for recordation and are in the process of being so filed for recordation) and there exist no Liens of record on the Designated Aircraft prior to the Lien of the Mortgage;

(3)           the international interest of the Mortgage Supplement with respect to the Airframe and Engines associated with the Designated Aircraft shall have been registered with the International Registry (or arrangements satisfactory to the Security Trustee for such registration immediately upon delivery shall have been made), and there exists no registered international interest on the International Registry prior to such international interest;

(4)           the Designated Aircraft has an export certificate of airworthiness issued by the DGAC (and such Loan Participant shall have received copies thereof);

(5)           the Security Trustee is entitled to the protection of Section 1110 of the United States Bankruptcy Code in connection with its right to take possession of the Designated Aircraft in the event of a case under Chapter 11 of the United States Bankruptcy Code in which the Borrower is a debtor; and

(6)           any Liens in respect of the Designated Aircraft associated with any pre-delivery payment facility have been discharged.

(ix)           On the Delivery Date of the Designated Aircraft, (A) the representations and warranties of the Borrower contained in Section 7 of this Agreement shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), and (B) no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.

(x)            Such Loan Participant shall have received an opinions addressed to such Loan Participant and the Security Trustee from (A) Akin Gump Strauss Hauer & Feld LLP, special New York counsel to the Borrower, which opinion shall include matters relating to Section 1110 of the United States Bankruptcy Code, (B) in-house counsel to the Borrower and (C) an opinion of the Borrower’s regulatory counsel, each dated the Delivery Date of the Designated Aircraft, in form and substance reasonably satisfactory to the addressees thereof.

(xi)           Such Loan Participant shall have received from Vedder Price P.C., special New York counsel for the Loan Participants, an opinion satisfactory in substance and form to such Loan Participant, dated the Delivery Date of the Designated Aircraft, as to such matters incident to the transactions contemplated hereby as such Loan Participant may reasonably request.

(xii)          Such Loan Participant shall have received a certificate signed by a Responsible Officer of the Borrower, dated the Delivery Date of the Designated Aircraft, addressed to such Loan Participant and certifying as to the matters stated in paragraphs (ix), (xiv) and (xv) of this Section 4(b).

(xiii)         Such Loan Participant shall have received (A) an independent insurance brokers’ report and certificate(s) of insurance, in form and substance reasonably satisfactory to such Loan Participant, dated the Delivery Date of the Designated Aircraft, as to the due compliance with the terms of Schedule 1 to the Mortgage relating to insurance with respect to the Designated Aircraft, (B) confirmation from such broker (or, if not available from such broker, from Willis Insurance Advisory or another insurance broker reasonably acceptable to the Loan Participants, the cost of which shall be for the Borrower’s account, provided that any costs exceeding $3,000 shall be for the account of the Loan Participants) that the type, scope and amount of the insurances evidenced by such insurance certificates and maintained by the Borrower in respect of the Designated Aircraft are largely consistent with those normally provided to international commercial passenger airlines flying comparable equipment as the Borrower (it being understood that such broker’s opinion may express no opinion as to other airlines’ limits of liability) and (C) a copy of the Fleet Schedule Change Report from the FAA evidencing the addition of the Designated Aircraft to the Borrower’s fleet for purposes of the insurance coverage under the policy referenced in Section C of Schedule 1 of the Mortgage.

(xiv)        On the Delivery Date of the Designated Aircraft, it shall be true that no Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Designated Aircraft (or constituent Airframe) or any Engine has occurred.

(xv)         No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Delivery Date of the Designated Aircraft to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transaction contemplated hereby.

(xvi)        On the Delivery Date of the Designated Aircraft, the Aircraft Manufacturer shall have received the entire purchase price of the Designated Aircraft due to it, such purchase price to have been funded by (i) the Loan made in respect thereof and (ii) equity provided by the Borrower.

(xvii)       Such Loan Participant shall have received copies of the Borrower’s (x) air carrier certificate (as defined in 49 U.S.C. Sec. 41101 and issued pursuant to Part 119 of the Federal Aviation Regulations) and (y) operations specifications certificate issued under Part 121 of the Federal Aviation Regulations.

Promptly upon the recording of the Mortgage and the Mortgage Supplement at the FAA covering the Designated Aircraft pursuant to the Federal Aviation Act, the Borrower will cause McAfee & Taft, special FAA counsel in Oklahoma City, Oklahoma, to deliver to each Loan Participant and the Borrower an opinion as to the due and valid registration of the Designated Aircraft in the name of the Borrower, the due recording of the related FAA Bill of Sale, Mortgage and Mortgage Supplement and the lack of filing of any intervening documents with respect to the Designated Aircraft.  Following the Delivery Date, the Loan Participants may cause a huissier to serve a copy of a notice delivered on the Delivery Date to the Aircraft Manufacturer in accordance with Article 1690 of the French Civil Code.

(c)           Conditions Subsequent.  No later than three Business Days after the Delivery Date, the Borrower shall cause the Loan Participants and the Security Trustee to have received a copy of a current, valid Standard Certificate of Airworthiness for the Aircraft duly issued by the FAA.

SECTION 5                                 Closing Procedure.

(a)                                  Concurrently with the filings of the FAA Bill of Sale, registration application, Mortgage and Mortgage Supplement for the Designated Aircraft, the Borrower will obtain an authorization code from the FAA for the international interest of the Security Trustee with respect to the Airframe and each Engine associated with the Designated Aircraft by filing with the FAA an FAA Entry Point Filing Form — AC Form 8050-135 and the parties will pre-position the Mortgage and/or Mortgage Supplement with FAA counsel in Oklahoma City, Oklahoma, together with the FAA Bill of Sale for the Designated Aircraft and the application for registration of the Designated Aircraft in the name of the Borrower.  On the Delivery Date of the Designated Aircraft and in sufficient time to permit the closing to occur during business hours of the FAA in Oklahoma City, Oklahoma, each Loan Participant will wire transfer its Commitment prior to 9:00 a.m. New York time for the Designated Aircraft to the Security Trustee in accordance with Section 2(b)(ii) of this Agreement.  On the Delivery Date of the Designated Aircraft, by conference telephone call among the Aircraft Manufacturer, the Borrower (and its counsel), the Loan Participants (and/or their counsel acting on their behalf), the Security Trustee and FAA counsel, the Aircraft Manufacturer will authorize the filing of the FAA Bill of Sale for the Designated Aircraft to be delivered on the Delivery Date and the Borrower will (a) cause the registration application for the for the Designated Aircraft in the name of the Borrower to be filed with the FAA, (b) cause the ownership interest of the Airframe and each Engine associated with the Designated Aircraft to be duly registered with the International Registry as a contract of sale, (c) authorize the filing of the Mortgage and/or the Mortgage Supplement for the Designated

Aircraft upon receipt by the Aircraft Manufacturer of the purchase price for the Designated Aircraft and receipt by the Borrower (or its order) of the Loan for the Designated Aircraft and (d) cause an international interest in the Airframe and each Engine associated with the Designated Aircraft listing the Security Trustee as creditor to be registered with the International Registry with respect to the Mortgage and the Mortgage Supplement for the Designated Aircraft. The irrevocable authorization to FAA counsel to date the FAA Bill of Sale for the Designated Aircraft and file the FAA Bill of Sale and the Mortgage and/or Mortgage Supplement for the Designated Aircraft will occur prior to the transfer of the Loan for the Designated Aircraft to or for account of the Borrower, but the filing will not occur until the earlier of the Aircraft Manufacturer’s receipt of the purchase price for the Designated Aircraft and of the Borrower’s (or its order) receipt of the funds at the designated account.  The Loan Certificate(s) for the Designated Aircraft will be delivered to the applicable Loan Participants and legal opinions delivered to all parties immediately following the transfer of the related Loan as provided in Section 2(c).

(b)                                 The Borrower irrevocably authorizes FAA counsel to file with the FAA the Mortgage and/or Mortgage Supplement for the Designated Aircraft and register the appropriate international interests with the International Registry for the Designated Aircraft following the closing of the financing for the Designated Aircraft.  FAA counsel may rely, without any further investigation, on any statement or certification by the Security Trustee that the closing of the financing for the Designated Aircraft has occurred.

SECTION 6                                 Extent of Interest of Holders.

Subject to Section 14.01 of the Mortgage, a Holder shall not, as such, have any further interest in, or other right with respect to, the Mortgage Estate when and if the principal amount of and Break Amount (if any) and interest on and other amounts due under all Loan Certificates of the related Tranche held by such Holder and all other sums due to such Holder hereunder and under the other Operative Documents shall have been paid in full, provided, however, to the extent, for any reason, any such sums paid to a Holder is rescinded or must otherwise be restored by such Holder, the obligations of the Borrower and the security interests created by the Mortgage shall be automatically reinstated with respect to such Holder and the Security Trustee, as applicable.

SECTION 7                                 Representation and Warranties.

(a)                                  Borrower’s Representations and Warranties.  The Borrower makes the following representations and warranties set out in this Section 7 to each Loan Participant on the date hereof and on the Delivery Date of the Designated Aircraft (except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall only be made as to the date on which it is expressed to be made):

(i)                                     the Borrower is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, except where the failure to be so qualified would give rise to a Material Adverse Change; is a U.S. Air Carrier; and has the corporate power and authority to, and holds all licenses, permits and franchises from the appropriate Governmental Body necessary to authorize the Borrower to, engage in air transport and to carry on scheduled commercial passenger service as presently conducted, to own the Designated Aircraft and to enter into and perform its obligations under the Operative Documents, except where the failure to hold such license, permit or franchise would not give rise to a Material Adverse Change;

(ii)                                  the Borrower has duly authorized, executed and delivered this Agreement and each of the Operative Documents to which it is (or will be) a party, and each of the Operative Documents to which it is (or will be) a party constitutes, or when entered into will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

(iii)                               neither the execution and delivery by the Borrower of the Operative Documents to which it is or will be a party, nor the consummation by the Borrower of any of the transactions contemplated hereby or thereby, nor the compliance by the Borrower with any of the terms and provisions hereof and thereof, (A) requires or will require any approval of its stockholders, or approval or consent of any trustees or holders of any indebtedness or obligations of the Borrower except such as have been (or will be) duly obtained, (B) violates or will violate its certificate of incorporation or by-laws, (C) contravenes or will contravene any provision of, or constitutes or will constitute a default under, or results or will result in any breach of, any indenture, mortgage, lease, chattel mortgage, deed of trust, conditional sale contract, bank loan or credit agreement, material license, or other agreement, instrument or contractual restriction to which it is a party or by which it is bound, provided, however, that the grant by the Borrower to the Security Trustee of a Lien in certain after-acquired property of the type described in clause (4) of the Granting Clause of the Mortgage may require the consent of lenders under third-party loan agreements to which the Borrower is a party, which consent shall be obtained by the Borrower prior to the Borrower having any rights in such after-acquired property, or (D) contravenes or will contravene any law binding on it;

(iv)                              no authorization of, giving of notice to, or registration with, or taking of any other action in respect of, any Governmental Body is required for the execution and delivery of, or the carrying out by, the Borrower of any of the transactions contemplated hereby or by any other of the Operative Documents to which the Borrower is or will be a party, except for (A) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of the Designated Aircraft by the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will on or prior to the Delivery Date of the Designated Aircraft be duly obtained, and will on the Delivery Date be in full force and effect, (B) any normal periodic and other reporting requirements under the Federal Aviation Act and the regulations promulgated thereunder and the applicable rules, and regulations of the FAA, in each case to the extent required to be given or obtained only after the Delivery Date of the Designated Aircraft and (C) any filings, registrations or applications specifically described in this Agreement or any of the other Operative Documents;

(v)                                 there are no pending or, to the Borrower’s actual knowledge, threatened actions or proceedings against the Borrower before any court or administrative agency that would reasonably be expected to materially adversely affect Borrower’s ability to perform its obligations under the Operative Documents;

(vi)                              except for (A) the filing with the FAA of an FAA Entry Point Filing Form — AC Form 8050-135 and the procurement of unique authorization codes for the registration of the ownership interest of the Borrower in the Airframe and each Engine associated with the Designated Aircraft represented by the contract of sale constituting the FAA Bill of Sale and/or the Warranty Bill of Sale and the registration of the Borrower’s ownership interest with respect to each contract of sale in respect of the Airframe and each Engine associated with the Designated Aircraft, (B) the filing with the FAA of an FAA Entry Point Filing Form – AC Form 8050-135 as to the international interest of the Security Trustee with respect to the Airframe and each Engine associated with the Designated Aircraft and the procurement of unique authorization codes for each thereof and the registration of the Security Trustee’s international interest in the Airframe and each Engine associated with the Designated Aircraft with the International Registry, (C) the filing for recording pursuant to the Federal Aviation Act of the FAA Bill of Sale for the Designated Aircraft (and the application for registration of the Designated Aircraft in the name of the Borrower) and the Mortgage with the Mortgage Supplement for the Designated Aircraft, (C) the filing of financing statements (and continuation statements at periodic intervals) with respect to the interests created by such documents under the Uniform Commercial Code of Delaware and such other states as may be specified in the opinion furnished pursuant to Section 4(b)(x)(A) hereof and (D) the affixation of the nameplates referred to in Section 3.04 of the Mortgage for the Designated Aircraft, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary in order to establish and perfect the Lien on the Designated Aircraft on a first priority basis in favor of the Security Trustee pursuant to the Mortgage for the Designated Aircraft or to establish as against third parties the international interest under such Mortgage in any applicable jurisdiction in the United States;

(vii)                           there has not occurred any event which constitutes a Default or an Event of Default under the Mortgage for the Designated Aircraft which is presently continuing;

(viii)                        (x) The Original Financial Statements were prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or as permitted by Form 10-Q in the case of interim unaudited consolidated financial statements);

(y)                                 The Original Financial Statements fairly represent in all material respects the consolidated financial condition and operations of Holdings as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated therein; and

(z)                                   There has been no Material Adverse Change since December 31, 2010 except as disclosed by the Borrower to the Loan Participants in writing prior to the date hereof;

(ix)                                on the Delivery Date of the Designated Aircraft and after the consummation of the transactions contemplated hereby, the Borrower will have good title to the Designated Aircraft delivered on the Delivery Date free and clear of all Liens, except the Lien of the Mortgage for the Designated Aircraft and Inchoate Liens;

(x)                                   neither the Borrower nor anyone acting on behalf of the Borrower has directly or indirectly offered any interest in the Loan Certificates for the Designated Aircraft for sale to, or solicited any offer to acquire any of the same from, anyone other than the related Loan Participants and not more than 35 other institutions believed capable of evaluating and bearing the risks of investment in the transactions contemplated hereby;

(xi)                                on the Delivery Date for the Designated Aircraft, the Designated Aircraft will have been insured by the Borrower in accordance with the terms of the Mortgage, will have suffered no Event of Loss and will be in the condition and state of repair required under the terms of the Mortgage, and, within three Business Days of the Delivery Date for the Designated Aircraft, the Designated Aircraft will have been duly certified by the FAA as to type and airworthiness;

(xii)                             the Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;

(xiii)                          none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Security Trustee or any Loan Participant in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xiv)                         no part of the proceeds of the Loan hereunder in respect of the Designated Aircraft will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations U or X of the Board of Governors of the Federal Reserve;

(xv)                            (A) the Borrower is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, in the United States; and has the power to “dispose” (as such term is used in the Cape Town Convention) of the Airframe and related Engines financed on the Delivery Date of the Designated Aircraft; (B) the Airframe and related Engines financed on the Delivery Date of the Designated Aircraft are “aircraft objects” (as defined in the Cape Town Convention); (C) the United States is a Contracting State under the Cape Town Convention; (D) the FAA Bill of Sale for the Airframe associated with the Designated Aircraft and/or the Warranty Bill of Sale for the Designated Aircraft constitutes a “contract of sale” (as defined in the Cape Town Convention), and the Mortgage and the Mortgage Supplement for the Designated Aircraft conveys an international interest in the Designated Aircraft; and (E) the payment of principal of and interest on the Loan Certificates in respect of the Designated Aircraft, and the performance by the Borrower of its other obligations under the Operative Documents, are “associated rights” (as defined in the Cape Town Convention); and

(xvi)                         In respect of the Designated Aircraft, there are no registrations on the International Registry in relation to the Airframe and each Engine associated with the Designated Aircraft other than those referred to in clause (vi)(A) above.

(b)                                 Representations and Warranties of the Security Trustee and Loan Participants.  Each Finance Party hereby represents and warrants to each of the other Parties, as of the date hereof, that:

(i)                                     it is a duly organized, validly existing and (if applicable) in good standing under the applicable laws of its jurisdiction of organization;

(ii)                                  it has the full requisite power and authority, including trust power (if applicable), to execute, deliver and enter into the Operative Documents to which it is or is contemplated to become a party, to comply with the terms hereof and thereof, and to perform its obligations hereunder and thereunder;

(iii)                               it has duly authorized, executed and delivered the Operative Documents to which it is or is contemplated to become a party and, assuming due execution and delivery by each of the parties thereto, each such Operative Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(iv)                              without making any inquiries (legal, factual or otherwise) it does not have any knowledge of any circumstances that will give rise to a claim pursuant to Section 8(b) or 8(c) hereof; and

(v)                                 in the case of the Security Trustee, it is a “transacting user entity” (as such term is defined in the Regulations of the International Registry).

(c)                                  Loan Certificates. Each Loan Participant severally represents and warrants that it is acquiring its interest in its Loan Certificates either (A) in the ordinary course of its general banking business or (B) for investment and not with a view to any distribution thereof that would require registration under the Securities Act, subject, however, to the disposition of its property being at all times within its control.

SECTION 8                                 Indemnities; Etc.

(a)                                  General Indemnity.

(i)                                     Subject to the exclusions stated in (b) below and the other limitations in this Section 8, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them, on an After-Tax Basis, from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from (A) the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of the Designated Aircraft, Airframe or any Engine, or any engine used in connection with any associated Airframe or any part of any of the foregoing by the Borrower, any lessee or any other Person whatsoever, whether or not such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale is in compliance with the terms of the Mortgage, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations; (B) the manufacture, design, purchase, acceptance, rejection, delivery, or condition of the Designated Aircraft, Airframe or any Engine, any engine used in connection with any Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement to the extent the Borrower has claims against the Aircraft Manufacturer or Engine Manufacturer for such amounts; (C) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of the Borrower under any of the Operative Documents, or the falsity of any representation or warranty of the Borrower in any of the Operative Documents; (D) the offer, sale and delivery by the Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Federal or state statute, law or regulation, or at common law or otherwise relating to securities) (the indemnity provided in this clause (D) to extend also to any Person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of Section 15 of the Securities Act of 1933, as amended); and (E) the transactions contemplated by the Operative Documents or any Lease under the Mortgage for the Designated Aircraft, any Event of Default under the Mortgage for the Designated Aircraft or the enforcement against the Borrower of any of the terms thereof (including, without limitation, Article IX of such Mortgage).

(ii)                                  Claims Excluded.  The foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following:

(1)                                  acts or omissions involving the willful misconduct, bad faith, fraud or gross negligence of such Indemnitee or any Person acting on behalf of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Designated Aircraft);

(2)                                  the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it (except to the extent such failure was caused directly by the failure of the Borrower to perform any of its obligations under the Operative Documents);

(3)                                  any representation or warranty by such Indemnitee in the Operative Documents or in connection therewith being incorrect;

(4)                                  with respect to any Indemnitee, a disposition, assignment or other transfer (voluntary or involuntary) by such Indemnitee of all or any part of such Indemnitee’s interest in any Loan Certificate other than during the continuance of an Event of Default;

(5)                                  other than in the case of amounts necessary to make payments on an After-Tax Basis, any Tax, or increase in tax liability under any Tax law [**];

(6)                                  to violations of applicable securities laws, including, without limitation, any federal, state or foreign securities laws, attributable to the Underwriters or any Loan Participant’s own actions, or the actions of anyone acting on behalf of the Underwriters or such Loan Participant, in connection with any offer, sale, assignment or other disposition of its interest in the Aircraft, the Loans or any Loan Certificate by such Loan Participant;

(7)                                  the authorization or giving or withholding of any future amendments, supplements, waivers, or consents with respect to any of the Operative Documents other than such as have been consented to, approved, authorized or requested by the Borrower;

(8)                                  any Expense which (a) is specified to be for account of an Indemnitee pursuant to the Operative Documents without express right of reimbursement under any Operative Document or (b) any Indemnitee agrees in writing to pay or such Indemnitee expressly agrees in writing shall not be paid or reimbursed by the Borrower;

(9)                                  any claim to the extent it is an ordinary and usual internal operating or overhead expense of such Indemnitee other than such expenses caused by an Event of Default;

(10)         any acts or events (other than acts or events related to the performance or failure to perform by Borrower of its obligations pursuant to the terms of the Operative Documents) that occur after the Security Trustee is required to release all Mortgage Estate from the Lien of the Mortgage for the Designated Aircraft, except to the extent attributable to acts or events occurring prior thereto;

(11)         if another provision of a Operative Document specifies the extent of the Borrower’s responsibility or obligation with respect to such Expense, to the extent of such Expense (in which case such other provision shall govern); and

(12)         the failure of the Security Trustee to distribute funds received and distributable by it in accordance with the Operative Documents.

(iii)          Claims Procedure.  If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice in a timely fashion, and no payment by the Borrower to an Indemnitee pursuant to this Section 8(a) shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice.  The Borrower (or its insurer(s)) shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, so long as the Borrower (or its insurer(s)) has acknowledged in writing its responsibility for such Expense hereunder (except that the Borrower (and its insurer(s)) will not be bound by such acknowledgment if the decision of a court or arbitrator provides that the Borrower is not liable hereunder), (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at the Borrower’s sole expense, to participate therein.  The Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Borrower pursuant to the preceding provisions.  Notwithstanding any of the foregoing, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if any Event of Default shall have occurred and be continuing, if such proceedings will involve a material risk of the sale, forfeiture or loss of the Designated Aircraft unless (I) fully covered by insurance and the applicable insurers have confirmed responsibility therefor in writing, or (II) the Borrower shall have posted a bond or other security reasonably satisfactory to the relevant

Indemnitee with respect to such risk or if such proceedings could entail any risk of criminal liability being imposed on such Indemnitee.

The Indemnitee shall supply the Borrower with such information not within the control of the Borrower, as is in such Indemnitee’s control or is reasonably available to such Indemnitee, which the Borrower may reasonably request and as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 8(a)(iii).  Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Borrower unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 8(a) and repays to the Borrower all Expenses previously paid by the Borrower to such Indemnitee in connection therewith.

The Borrower shall supply the relevant Indemnitee with such information not within the control of such Indemnitee, as is in the Borrower’s control or is reasonably available to the Borrower, which such Indemnitee may reasonably requested and as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this Section 8(a).

In the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage for the Designated Aircraft or otherwise, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.  Notwithstanding any of the foregoing to the contrary, with respect to any Expense which is covered under policies of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage for the Designated Aircraft or otherwise, the rights of an Indemnitee to control or participate in any proceedings shall be modified to the extent necessary to comply with the requirements of such policies and the rights of the insurers thereunder.

To the extent of any payment of any Expense pursuant to this Section 8(a), the Borrower (or its insurer(s), if applicable), without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto.  The Indemnitee agrees to give such further assurances or agreements and to cooperate with the Borrower (or its insurer(s), if applicable) to permit the Borrower (or its insurer(s), if applicable) to pursue such claims, if any, to the extent reasonably requested by the Borrower (or its insurer(s), if applicable).

In the event that the Borrower (or its insurer(s)) shall have paid an amount to an Indemnitee pursuant to this Section 8(a), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto, unless a Special Default or Event of Default has occurred and is continuing, in which case such amount shall be paid over to the Security Trustee to hold as security for the Borrower’s obligations under the Operative Documents or, if requested by the Borrower, applied to satisfy such obligations.

If an Indemnitee is not party to this Agreement, the Borrower may require such Indemnitee to agree in writing to the terms of this Section 8(a) prior to making any payment to such Indemnitee under this Section 8(a).

(b)           Tax Indemnities.  The [**] withholding Tax indemnities are specified in Schedule III hereto, which provisions are incorporated herein by reference.

(c)           Increased Costs.

(i)            If, by reason of any Change in Law occurring after the date hereof:

(x)            a Loan Participant or any Holding Company of such Loan Participant has a reduction on its rate of return on its capital as relates to the class of assets and liabilities that includes its commitments and Loans (taking into account any Hedge Transaction) made under this Agreement below that which such Loan Participant or Holding Company would have achieved but for such Change in Law (taking into account the capital adequacy policies developed by such Loan Participant in connection with the adoption and/or implementation of the Basel II and Basel III accords);

(y)           a Loan Participant or any Holding Company of such Loan Participant incurs a cost as a result of such Loan Participant entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of the Loan or enter into any Hedge Transaction) under this Agreement; or

(z)            there is any increase in the cost to a Loan Participant or any Holding Company of such Loan Participant of funding or maintaining all or any of the Loans (including any Hedge Transaction) comprised in a class of loans formed by or including such Loan Participant’s share of the Loans made or to be made by such Loan Participant, including any reserve, special deposit or similar requirement assessed against assets of, deposits with or for account of, or credit extended by, such Loan Participant;

then, subject to the provisions of this Section 8(c), the Borrower shall, from time to time on demand of the Security Trustee (on behalf of any Loan Participant), promptly pay to the Security Trustee for the account of that Loan Participant, amounts sufficient to hold harmless and indemnify such Loan Participant on an After-Tax Basis, from and against, as the case may be, (x) the reasonably allocable portion of any such reduction in the rate of return on capital, (y) any such actual cost, (z) any such increased cost (or such proportion of such increased cost as is reasonably attributable to its participating in the funding or maintaining of the Loans or any Hedge Transaction) (together, “Increased Costs”); provided, that:

(1)           the Borrower shall have no liability under this Section 8(c) in respect of any Taxes (other than amounts necessary to make payments on an After-Tax Basis);

(2)           the Borrower shall have no liability under this Section 8(c) if (i) the Borrower elects to direct the transfer or to repay the affected Loans and cancels the affected Commitments pursuant to Section 3(i) hereof (provided that the Borrower shall nevertheless be liable under this Section 8(c) for increased costs relating to the period prior to such prepayment and cancellation), (ii) such Loan Participant is not also seeking indemnification against similar increased costs, to the extent it is entitled to do so, in transactions with similarly situated borrowers (it being agreed that an officer’s certificate to the contrary from any such Loan Participant shall constitute sufficient evidence of such fact) or (iii) the claim for Increased Costs arises out of a voluntary relocation by such Loan Participant of its Facility Office;

(3)           such Loan Participant shall only be entitled to receive compensation for such Increased Costs from and after the time that is 150 days prior to the date the Increased Cost Notice referred to below is received by the Borrower; and

(4)           such Loan Participant will (at Borrower’s expense) use commercially reasonable efforts to mitigate the amount of the Increased Costs associated with such event, including designating a different Facility Office to hold the Loans if such designation will avoid or reduce such Increased Costs and will not, in the sole opinion of such Loan Participant, result in any economic, legal or regulatory disadvantage to such Loan Participant (other than economic disadvantages for which the Borrower has provided an indemnity acceptable to such Loan Participant).

(ii)           A Loan Participant intending to make a claim for Increased Costs pursuant to Section 8(c)(i) shall, within 60 days after becoming aware of the same, provide written notice to the Security Trustee and the Borrower of the event by reason of which it is entitled to do so (the “Increased Cost Notice”); provided, that:

(x)            the Increased Cost Notice shall describe, in reasonable detail, the events giving rise to such Increased Costs, the basis for determining and allocating such Increased Costs and the amount of each request by such Loan Participant for compensation under this Section 8(c), together with a statement that the determinations and allocations made in respect of the Increased Costs comply with the provisions of this Section 8(c); and

(y)           such Loan Participant shall not be required to disclose any confidential information relating to the organization of its affairs, or its capital structure or return on capital.

(iii)          Certificate of Loan Participants.  A certificate of a Loan Participant as to (i) any amount payable to it under this Agreement or (ii) the amount of any indemnity payable to it, or for its account, under this Section 8(c) shall, in either case and in the absence of manifest error, be prima facie evidence of the existence and amount of such obligation of the Borrower so long the underlying determinations and allocations are made on a reasonable basis.

(iv)          No Greater Obligation.  Notwithstanding any other provision of this Agreement, if a Loan Participant changes its Facility Office or a Loan Participant assigns or transfers the whole or any part of the Loan or its rights, benefits or obligations under this Agreement and such change, assignment or transfer would at the date of such change, assignment or transfer subject the Borrower to any greater obligation or liability under this Agreement or any other Operative Documents than it would have been under on such date if no such change, assignment or transfer had then taken place, then unless such change, assignment or transfer was made at the request of the Borrower in order to mitigate or avoid the requirement for payment of additional amounts or increased costs or after the occurrence and continuation of an Event of Default, the Borrower shall not be obliged to pay any amounts in excess of the amount that it would have been obliged to pay had no change, assignment or transfer then taken place.

(d)           Illegality.

(i)            Notwithstanding any other provision in this Agreement, if any Change in Law or Illegality Event shall make it unlawful for any Loan Participant to maintain its Commitment or its portion of the Loans in respect of the Designated Aircraft, then the affected Loan Participant shall deliver to Borrower and the Security Trustee a written certification describing in reasonable detail the events giving rise to such unlawfulness.  Upon receipt by Borrower of such notice, the Borrower and such Loan Participant shall negotiate for a period of 60 days in an effort to mitigate such illegality.  During such mitigation period the affected Loan Participant shall not be required to advance any Loans to the Borrower hereunder.  If after such mitigation period, such unlawfulness cannot be resolved, then the provisions of clause (ii) below shall apply.

(ii)           If there shall have occurred and be continuing an event with respect to a Loan Participant of the type described in clause (i) above (an “Impaired Loan Participant”), then such Impaired Loan Participant may and, if so instructed by the Borrower shall:

(x)            notify the Borrower and each other Loan Participant that such unlawfulness has occurred and give notice that (a) if no Loan shall then have been made by such Impaired Loan Participant, no Loan shall be made to the Borrower by such Impaired Loan Participant or (b) if a Loan shall then have been made by such Impaired Loan Participant and remain outstanding, no further Loans shall be made to the Borrower by such Impaired Loan Participant, and request each other Loan Participant to take up the relevant portion of such Impaired Loan Participant’s unfunded Commitments, if any, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Commitment by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the Borrower within five Business Days, and if such other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s commitments, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available commitments of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the Borrower within five Business Days; and

(y)           notify the Borrower and each other Loan Participant that such unlawfulness has occurred and, to the extent that applicable laws do not require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, request each other Loan Participant to assume the relevant portion of such Impaired Loan Participant’s Loans, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Loans by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the Borrower within five Business Days and otherwise complying with the procedure set out in Section 16(c) hereof, and if any other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Loans, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant and the Borrower, and (A) each remaining Loan Participant in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Loans of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the Borrower within five Business Days and otherwise complying with the procedure set out in Section 16(c) hereof or (B) the Borrower may elect to require the Impaired Loan Participant to transfer its Loans, Commitments and other rights and obligations hereunder (and, if such Loan is a Fixed Rate Loan, cancel, terminate or otherwise unwind the related Hedge Transaction) in accordance with Section 3(i) hereof; and

(z)            to the extent that any of such Impaired Loan Participant’s Loans are not assumed by one or more of the other Loan Participants or a third party as contemplated in clause (x) or (y) above, or that applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, require the Borrower to repay the Loans advanced by such Impaired Loan Participant in full together with accrued interest and Break Amount, if any, and all other amounts accrued and owing to such Impaired Loan Participant under the Operative Documents, whereupon the Borrower shall on the date specified in such notice (which shall be the earlier of the date on which applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans and the Interest Payment Date first occurring not earlier than ten Business Days from the date of such notice), repay in full all such amounts.  In the case of any prepayment effected pursuant to this clause (z), in respect of the Break Amount payable to any Type A Loan Participant in association therewith, [**] of the component thereof constituting Liquidity Break Amount shall be payable.

For the avoidance of doubt, the failure by any Loan Participant to provide written notice of assumption of an Impaired Loan Participant’s Commitments or Loans within the relevant time frame contemplated by clause (x) or (y) above, as applicable, shall be conclusive evidence that such Loan Participant has elected not to assume any such additional Commitments or Loans.  To the extent that any of such Impaired Loan Participant’s Commitments or Loans are not assumed by one or more of the other Loan Participants as contemplated in clause (x) or (y) above, as applicable, the unassumed portion will be cancelled and the Commitments will be reduced accordingly.  Nothing in this Section (d) shall affect the obligation of any Loan Participant other than an Impaired Loan Participant to make or maintain its Loan in accordance with the terms of this Agreement.

SECTION 9                                 Covenants of the Borrower.

(a)           Borrower Merger.  The Borrower may not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise, a “Merger”) whereby all or substantially all of its liabilities, property and assets would become the property of any other Person or, in the case of any such Merger, of the continuing corporation or limited liability company resulting therefrom (collectively, the “Successor”) unless: (i) no Event of Default has occurred and is continuing or would result therefrom; (ii) the Successor will be liable for the obligations of the Borrower under the Operative Documents to which it is a party, and each Loan Participant shall have received evidence reasonably satisfactory to it of such liability; (iii) the Successor is a corporation or limited liability company formed under the laws of the United States or one of its States (and, if not a Delaware corporation or limited liability company, all UCC filings shall have been effected in order to ensure that the Security Trustee continues to have a first priority and perfected lien against the Mortgage Estate in respect of the Designated Aircraft) and is a certified air carrier; (iv) all registrations, recordings and filings, and such other actions with respect to the Operative Documents, shall have been effected as shall be necessary or advisable in the reasonable opinion of the Loan Participants to protect their security interest in the Designated Aircraft; and (v) such Person or the Successor  has a Tangible Net Worth after giving effect to such Merger no less than the Tangible Net Worth of the Borrower immediately prior to such Merger (and the Loan Participants shall have received evidence reasonably satisfactory to them to such effect).  As used herein,

“Tangible Net Worth” means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a)           the amount of capital stock, plus

(b)           the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus

(c)           the sum of the following: cost of treasury shares and the book value of all assets which should be classified as intangibles, including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, and unamortized debt discount and expense.

(b)           U.S. Air Carrier.  The Borrower covenants and agrees that at all times until the Lien of the Mortgage for the Designated Aircraft shall be discharged pursuant to Section 14.01 thereof, it will be an “air carrier” within the meaning of the Federal Aviation Act operating under certificates issued pursuant to Section 41102(a) of such Act and shall otherwise meet the standards of the definition of U.S. Air Carrier.

(c)           Further Assurances.  The Borrower covenants and agrees with each party hereto as follows:

(i)            The Borrower will cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as any Holder shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents; provided that any instrument or other document so executed by the Borrower will not expand any obligations or limit any rights of the Borrower in respect of the transactions contemplated by any Operative Documents.  The Borrower shall cause the Designated Aircraft to remain duly registered, in the name of the Borrower, except as otherwise required or permitted hereunder or under the Mortgage, under the Federal Aviation Act.

(ii)           The Borrower, at its expense, will cause (A) the Mortgage, all Mortgage Supplements and all amendments to the Mortgage, in each case, for the Designated Aircraft, to be promptly filed and recorded, or filed for recording, to the extent permitted under the Federal Aviation Act, or required under any other applicable law, (B) subject only to the consent of the Security Trustee (or the Aircraft Manufacturer, in the case of the FAA Bill of Sale for the Designated Aircraft), the registration with the International Registry of the contract of sale and the international interests with respect to each FAA Bill of Sale and/or Warranty Bill of Sale, the Mortgage and Mortgage Supplement, in each case, for the Designated Aircraft, and (C) the Lien of the Mortgage for the Designated Aircraft to at all times be and remain a first priority and perfected Lien on the Mortgage Estate thereunder (subject to Permitted Liens ranking junior in priority to such Lien).  The Borrower agrees to furnish the Security Trustee and the Loan Participants with copies of the foregoing documents with recording and registration data as promptly as practicable following the issuance of same by the FAA and the International Registry.

The Borrower shall pay all reasonable costs and expenses (including reasonable costs and disbursements of outside counsel, provided that the Borrower shall no obligation to reimburse the reasonable costs and disbursements of more than one counsel to the Security Trustee and one counsel to the Holders) incurred by the Security Trustee and the Holders after the date hereof in connection with (x) any supplements or amendments of the Operative Documents (including, without limitation, any related recording and registration costs) requested by Borrower or otherwise reasonably required to effectuate the intent of the Operative Documents, (y) any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (z) the enforcement of this Section 9(c).

(d)           Financial Information.  The Borrower shall supply or procure the supply to the Loan Participants, to the extent such materials are not made available on the Borrower’s or Holdings’ website or the EDGAR system:

(i)            as soon as practicable and in any event within 120 days after the end of each fiscal year of Holdings and the Borrower, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of each such Person and its Subsidiaries (including, in the case of Holdings, the Borrower) for such year, and a consolidated balance sheet of such Person and its Subsidiaries (including, in the case of Holdings, the Borrower) as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit (or, in the case of the Borrower, the preceding annual unaudited financial statements), all in reasonable detail and (A) in the case of Holdings, reported on by independent public accountants of recognized national standing selected by Holdings (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP) and (B) in the case of the Borrower, certified by the Borrower’s chief executive officer or chief financial officer as having been prepared on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (A) above in accordance with GAAP), subject to the absence of footnotes;

(ii)           as soon as practicable and in any event within 90 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of Holdings and the Borrower beginning after March 31, 2011, consolidated statements of income, stockholders’ equity and cash flows of each such Person and its Subsidiaries (including, in the case of Holdings, the Borrower) for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of such Person and its Subsidiaries (including, in the case of Holdings, the Borrower) as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and presenting fairly in all material respects the financial condition and results of operations of such Person and its Subsidiaries (including, in the case of Holdings, the Borrower), certified by the Borrower’s chief executive officer or chief financial officer as having been prepared on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (i) above in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes; and

(iii)          promptly, any documents or information that Holdings files with the Securities and Exchange Commission and that is disclosable to Holdings’ shareholders; and

(iv)          promptly following any reasonable request therefor by a Finance Party, such further non-confidential information that is of the kind that would generally be made available by the Borrower upon request by a secured lender regarding the Mortgage Estate in respect of the Designated Aircraft, financial condition, business and operations of the Borrower.

SECTION 10                           Notices.

All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.

Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) as follows:  (a) if to the Borrower or the Security Trustee, to the respective addresses set forth in Section 14.06 of the Mortgage in respect of the Designated Aircraft, (b) if to a Loan Participant, to the address set forth on Schedule I hereto, or (c) if to any subsequent Holder, addressed to such Holder at its address set forth in the Certificate Register maintained pursuant to the Mortgage in respect of the Designated Aircraft.

A notice sent by facsimile will be deemed received on the date set forth on the confirmation of receipt produced by the sender’s fax machine immediately after the fax is sent.  A notice sent by registered or certified mail will be deemed received upon actual receipt.

SECTION 11                           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance.

(b)           Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Operative Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Operative Document against another party or its properties in the courts of any jurisdiction.

(c)           Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.  Nothing in this Agreement or any other Operative Document will affect the right of any party to this Agreement or any other Operative Document to serve process in any other manner permitted by law.

(e)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12                           Invoices and Payment of Expenses.

The Security Trustee and the Loan Participants shall promptly submit to the Borrower for its prompt approval copies of invoices of the Transaction Expenses (as defined below) as they are received.  The Borrower agrees to pay Transaction Expenses promptly upon receipt of invoices of such Transaction Expenses.  For the purposes hereof, “Transaction Expenses” means (i) with respect to the preparation, negotiation, execution and delivery of this Agreement (and the term sheet relating hereto) and the closing or anticipated closing of the Designated Aircraft on the Delivery Date, the reasonable fees, and out-of-pocket expenses and disbursements of McAfee & Taft, special counsel in Oklahoma City, Oklahoma and Vedder Price P.C., special counsel to the Loan Participants (subject to any fee arrangements as separately agreed), (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, or registration of any international interest with the International Registry, (iii) each Loan Participant’s reasonable and documented out-of-pocket costs and expenses relating to the negotiation and closing of this transaction (but excluding any syndication costs), provided that if any Loan Participant shall not disburse its portion of the Loan despite all conditions precedent having been satisfied or waived, each such Loan Participant shall pay its own fees and expenses (including, without limitation, the fees and expenses of Vedder Price P.C.), and (iv) the structuring fee of the Underwriters as separately agreed and the Security Trustee fee as separately agreed; provided the Transaction Expenses of a Loan Participant (including the fees and expenses of its special counsel) which fails to fund its Loan for the Designated Aircraft notwithstanding the satisfaction of the applicable conditions precedent shall not be subject to reimbursement. All costs associated with an assignment by a Holder of its Commitment and/or Loan Certificate pursuant to Section 16(c)(iii) of this Agreement (including reasonable fees and expenses of outside counsel to the Borrower) shall be for account of such assigning Holder so long as no Event of Default is continuing.

SECTION 13                           Section 1110 Compliance.  Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement, and the other Operative Documents are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of 11 U.S.C. Section 1110, as amended from time to time, and any successor provision thereto.

SECTION 14                           Confidentiality.  Each party hereto shall, and shall use all reasonable efforts to ensure that its respective officers, directors, employees and agents, maintain as confidential and shall not, without the prior written consent of the Borrower and the Loan Participants, disclose to any third party the terms of any Operative Document, or any of the information, reports, invoices or documents (except to the extent that it is available on the Borrower’s website) supplied by or on behalf of any of the Parties, save that such party shall be entitled to disclose any such terms, information, reports, invoices or documents:

(a)           in connection with any proceedings arising out of or in connection with any of the Operative Documents to the extent that such party is advised by legal counsel that it is necessary to protect its interests or is legally required to do so; or if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or

(b)           pursuant to any law or regulation having the force of law (including rules and regulations of the SEC); or

(c)           to any fiscal, monetary, Tax, governmental or other competent authority or supervisory boards and bodies; or

(d)           to any transferee or potential transferee of a Loan Certificate or interest therein (which agrees to be bound by confidentiality provisions similar to those set forth herein); or

(e)           to its auditors, bankers, legal or other professional advisers (or those of any person covered by the preceding paragraph (d)) (which are under an ethical obligation to or agree to hold such information confidential); or

(f)            in any manner contemplated by any of the Operative Documents; or

(g)           for due diligence purposes in connection with significant transactions or dealings involving any party, and which are outside the ordinary course of that party’s business, including investments, acquisitions or financings, to other potential parties to such dealings or transactions or their professional advisors, provided that such other parties (i) shall not be permitted to retain any copies of any of the Operative Documents or to disclose same to any third party; and (ii) shall enter into a confidentiality agreement on terms substantially similar to those contained in this Section 14, except that such confidentiality agreement shall not provide for any disclosure of the terms of the Operative Documents or any non-public information, including pursuant to this due diligence exemption; or

(h)           if the information contained therein shall have emanated in conditions free from confidentiality restrictions from some person other than such party and such party would, but for the preceding provisions of this Section 14, have been free to disclose or use the same.

SECTION 15                           Nondisturbance.

The Security Trustee and each Loan Participant each agrees that neither it nor anyone acting on its behalf will interfere in the Borrower’s or any permitted Lessee’s quiet enjoyment of the Designated Aircraft so long as no Event of Default under the Mortgage shall have occurred and be continuing.

SECTION 16                           Miscellaneous.

(a)           The representations, warranties, indemnities and agreements of the Borrower, the Security Trustee and each Loan Participant provided for in this Agreement and each party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document to the extent expressly provided herein or therein.

(b)           This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the Borrower, the Security Trustee and the Majority in Interest of Holders (or all Holders, as the case may be).

(c)           (i)            This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement or the Mortgage for the Designated Aircraft whether or not an express assignment to any such holder of rights under the Agreement has been made (but only to the extent such express assignment would otherwise be permitted by the terms hereof).

(ii)           The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided hereby or thereby.

(iii)          Each Holder may assign its Commitments and/or Loan Certificates, in whole or in part, to any Person as provided in Section 2.06 of the Mortgage, which assignment shall be effected pursuant to an agreement substantially in the form of Exhibit B hereto.  Notwithstanding anything to the contrary contained herein, without the consent of the Borrower, no Holder may assign its Loan Certificates, in whole or in part, (i) in any manner which would result in a violation of the Securities Act or any other applicable law, (ii) so long as no Event of Default shall have occurred and be continuing, to any Person other than (A) another financial institution, (B) an insurance company, (C) a trust company, (D) a single purpose company, which is guaranteed by a Loan Participant or (E) any European central bank or Federal Reserve Bank and (iii) if the effect of such assignment were to in any way diminish as at the date of such assignment Borrower’s rights or increase the Borrower’s liability or obligations or amounts owing in respect thereof (including, without limitation, with respect to withholding Taxes, increased costs, interest rate adjustments (including, without limitation, those arising from differences in Liquidity Margin or Liquidity Reserve Differentials) or Hedge Breakage Loss) above that which would result or would have been incurred as at the date of such assignment had such assignment or participation not occurred.  For the avoidance of doubt, in the event that a Holder assigns or transfers a Loan Certificate in accordance with the foregoing (other than upon request by the Borrower or after the occurrence and continuation of an Event of Default) and, as a result of circumstances existing at the date the assignment or transfer occurs the Borrower’s rights or obligations are so diminished or increased, as applicable, then the Borrower shall have no liability or obligations or owe any amounts in respect thereof (including, without limitation, with respect to withholding taxes, increased costs, interest rate adjustments (including, without limitation, those arising from differences in Liquidity Margin or Liquidity Reserve Differentials) or Hedge Breakage Loss) above that which would result or would have been incurred had such assignment or participation not occurred as at such date.  Subject to Section 2(a), effective upon the assignment of any Commitment, the assigning Loan Participant shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect thereof.  The Borrower shall not be liable for any costs, fees or expenses in connection with any assignment of Commitments or transfer of Loan Certificates.

(d)           No Loan Participant shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Loan Participant expressly set forth in this Agreement and the other Operative Documents and no Loan Participant shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder.  Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Loan Participant be liable to the Borrower for any action or inaction on the part of the Security Trustee in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Security Trustee.

(e)           Any reference herein to an approval, consent or waiver to be given by such Loan Participants shall be deemed hereunder to be an approval, consent or waiver, as the case may be, if a Majority in Interest of Holders approve, consent or waive, as the case may be.

(f)            Anything herein to the contrary notwithstanding, any Loan Participant may pledge its Loans and related Loan Certificate to a Federal Reserve Bank, any European central bank or any other bank or other financial institution or authority in connection with a programmatic financing by such Loan Participant of certain of its assets.

(g)           The Operative Documents constitute the entire understanding of the parties relating to the subject matter thereof and supersedes all previous agreements, whether written or oral, concerning such subject matter.

(h)           If, at any time, any provision of the Operative Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(i)            In no event shall any Party be liable on any theory of liability for any special, indirect, incidental, consequential or punitive damages, and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(j)            The Borrower has not relied on and will not rely on the Loan Participants for any explicit or implicit advice in relation to the fixing of the interest rate or any of the other transactions contemplated by the Facility Agreement, including the structuring thereof or any accounting, tax, legal or regulatory or other consequences of such transactions.

SECTION 17                           Patriot Act; Money Laundering.

(a)           Each of the Security Trustee and the Loan Participants hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each of the Security Trustee and the Loan Participants (as the case may be) to identify the Borrower in accordance with the Act.

(b)           For the purpose of the German Money Laundering Act (Geldwäschegesetz), the Borrower hereby confirms that it is acting for its own account.

SECTION 18                           Registrations with the International Registry.

Each of the parties hereto consents to the registration with the International Registry of the international interests with respect to the Mortgage and each Mortgage Supplement, and each party hereto covenants and agrees that it will take all such action reasonably requested by the Borrower or the Security Trustee in order to make any registrations with the International Registry, including becoming a registry user entity with the International Registry and providing consents to any registration as may be contemplated by the Operative Documents.

*              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

HAWAIIAN AIRLINES, INC., as Borrower

By:
Its:

By:
Its:

BANK OF UTAH, as Security Trustee

By:
Its:

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as a Loan Participant

By:
Its:

By:
Its:

BNP PARIBAS, as a Loan Participant

By:
Its:

By:
Its:

Schedule I

Loan Participants

LOAN PARTICIPANTS	LOAN CERTIFICATE TYPE
Norddeutsche Landesbank Girozentrale	Type A
BNP Paribas	Type B

Notice & Account Information

Security Trustee and Payment Office:

Bank of Utah, as Security Trustee

Bank of Utah

200 E. South Temple, Suite 210

Salt Lake City, UT 84111

Fax: (801) 746-3519

Attention: Corporate Trust Services

Payment Details:

ABA # [**]

Acct # [**]

Acct Name: Bank of Utah Trust

RE:  Hawaiian Airlines A330-200 MSN 1259

Loan Participants

Norddeutsche Landesbank Girozentrale

Address:

Ship and Aircraft Finance Department / New York Branch

1114 Avenue of the Americas-20th Floor

New York, N.Y. 10036

Phone +1 (212) 812-6826

Fax +1 (212) 812-6920

E-mail: Claudia.ziemer@nordlb.de

Attention: Aviation Group (0990/6826)

1

Copy:

Ship and Aircraft Finance Department

Friedrichswall 10

30159 Hannover

Telephone No: +49 511 361 8965

Facsimile No.: + 49 511 361 4785

Payment Details:

Bank: JPMorgan Chase Bank, New York

SWIFT: [**]

City: New York, USA

ABA: [**]

Account No: [**]

Beneficiary: Norddeutsche Landesbank Girozentrale NY Branch

Ref: Hawaiian Airlines A330-200 MSN 1259

BNP Paribas

Address:

520 Madison Avenue

New York, NY 10022

Attention:  Robert Papas, Aviation Finance Group / Stephanie Klein, Aviation Finance Group

Telephone No.:  917-472-4879 / 212-841-8083

Facsimile No.:  212-841-2748

E-mail:  robert.papas@us.bnpparibas.com / stephanie.klein@americas.bnpparibas.com

Payment Details:

NAME OF BANK:  BNP Paribas

CITY, STATE, ZIP:  New York, NY

SWIFT:  [**]

ABA NUMBER:  [**]

ACCOUNT NAME:  BNP Paribas, Loan Servicing Clearing Account

ACCOUNT NUMBER:  [**]

REF:  Hawaiian Airlines, Inc.

Borrower

Hawaiian Airlines, Inc.

3375 Koapaka Street

Suite G350

Honolulu, Hawaii 96819

USA

2

Telephone No.: 808-835-3700

Fax:  808-835-3699

E-mail: Peter.Ingram@hawaiianair.com / Hoyt.Zia@hawaiianair.com

Attention:  Executive Vice President and Chief Financial Officer;

Executive Vice President and General Counsel

3

Schedule II

Commitments

Aircraft	Participation Percentage – Nord/LB(1)	Participation Percentage - BNP(2)

Designated Aircraft	50%	50%

(1)  Norddeutsche Landesbank Girozentrale

(2)  BNP Paribas

1

Schedule III

Tax Provisions

[**]

(a)           Withholding on Payments.

(i)            All amounts payable by or on behalf of the Borrower pursuant to the Operative Documents and all amounts payable to any Loan Participant under a Hedge Transaction shall be free of withholding on account of any Taxes, unless such withholding is required by applicable law.  If any Tax is required to be withheld from any such amount payable by the Borrower to or for the benefit of a Tax Indemnitee under any Operative Document, or payable by a Hedge Transaction Counterparty to or for the benefit of a Loan Participant under a Hedge Transaction, the Borrower (A) shall, subject to the exceptions set forth below in paragraphs (d)(ii), (v) and (ix), pay an additional amount such that the net amount actually or constructively received by such Tax Indemnitee will, after such withholding (including withholding from any additional amount payable pursuant to this sentence), equal the full amount of the payment then due, (B) shall pay, or cause to be paid, to the relevant Tax authority the full amount required to be withheld (including the full amount required to be withheld from any additional amount paid pursuant to this sentence) in accordance with applicable law, and (C) shall furnish to the affected Tax Indemnitee and the Security Trustee as soon as practicable an official receipt (or a certified copy thereof) if reasonably obtainable or such other documentation as is reasonably obtainable and reasonably acceptable to such Tax Indemnitee evidencing payment of the withheld Tax.

(ii)           Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be required to pay any additional amounts to a Tax Indemnitee under paragraph (d)(i) of this Schedule III in respect of its Excluded Taxes.

(iii)          Each Non-U.S. Loan Participant shall deliver to the Borrower and the Security Trustee on the date of the Facility Agreement (or, if such Non-U.S. Loan Participant becomes a Loan Participant after the date of the Facility Agreement, on the date on which such Non-U.S. Loan Participant becomes a Loan Participant) a properly completed and duly signed Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP (or applicable successor form) evidencing such Loan Participant’s entitlement to a complete exemption from or to a reduced rate of United States withholding Taxes on interest and all other amounts payable to such Loan Participant pursuant to the Operative Documents.  Each Loan Participant that is a “United States person” (as defined in Section 7701(a)(30) of the Code), but is not a Person described in Section 6049(b)(4) of the Code, shall deliver to the Borrower and the Security Trustee on the date of this Agreement (or, if such Loan Participant becomes a Loan Participant after the date of this Agreement, on the date on which such Loan Participant becomes a Loan Participant) and the Security Trustee shall deliver to the Borrower on the date of this Agreement a properly completed and duly signed Internal Revenue Service Form W-9 (or applicable

1

successor form), evidencing such Loan Participant’s or the Security Trustee’s, as the case may be, entitlement to a complete exemption from United States back-up withholding Taxes on interest and all other amounts payable to such Loan Participant or the Security Trustee, as the case may be, pursuant to the Operative Documents.  If a Non-U.S. Loan Participant shall be effecting a Hedge Transaction with a U.S. Hedge Transaction Counterparty, such Non-U.S. Loan Participant shall deliver to such Hedge Transaction Counterparty on the date of the relevant Hedge Transaction a properly completed and duly signed Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP (or applicable successor form) evidencing such Non-U.S. Loan Participant’s entitlement to a complete exemption from or to a reduced rate of United States withholding Taxes on interest and all other amounts payable to such Loan Participant pursuant to the Hedge Transaction.  If a Loan Participant that is a “United States person” (as defined in Section 7701(a)(30) of the Code), but is not a Person described in Section 6049(b)(4) of the Code, shall be effecting a Hedge Transaction with a U.S. Hedge Transaction Counterparty, such Loan Participant shall deliver to such Hedge Transaction Counterparty on the date of the relevant Hedge Transaction a properly completed and duly signed Internal Revenue Service Form W-9 (or applicable successor form), evidencing such Loan Participant’s entitlement to a complete exemption from United States withholding Taxes on interest and all other amounts payable to such Loan Participant pursuant to the Hedge Transaction.  In addition, and without limiting the foregoing, the Security Trustee shall be responsible for preparing and filing Internal Revenue Service Forms 1042 and 1042S (or any similar or successor forms), as well as any governmental filings and information requirements in connection therewith.

(iv)          If any Internal Revenue Service form delivered by the Security Trustee or any Loan Participant pursuant to this paragraph (d) expires or becomes inaccurate or obsolete, the Security Trustee or such Loan Participant (as the case may be) shall deliver to the Borrower and the Security Trustee a replacement Internal Revenue Service form (or applicable successor form).

(v)           For the avoidance of doubt, the Borrower shall not be required to pay any additional amounts to a Tax Indemnitee under paragraph (d)(i) of this Schedule III if such Tax Indemnitee shall have failed to satisfy the requirements of paragraph (d)(iii) or (d)(iv) of this Schedule III, as the case may be; provided that if a Non-U.S. Loan Participant shall have satisfied the requirements of paragraph (d)(iii) of this Schedule III on the date such Non-U.S. Loan Participant becomes party to this Agreement, nothing in this paragraph (d)(v) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to paragraph (d)(i) in the event that, as a result of a Change in Law, such Non-U.S. Loan Participant is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Loan Participant is not subject to withholding.

(vi)          The Security Trustee and each Loan Participant agrees (and each other Loan Participant, by its execution hereof and by acceptance of the assignment of the Loan, shall be deemed to agree) to indemnify and hold harmless on an After-Tax Basis each of the Loan Participants, the Security Trustee and the Borrower, within 30 days after receipt of written demand therefor, for all liabilities, losses, costs and

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expenses paid or incurred by the Loan Participants, the Security Trustee or the Borrower (as the case may be) as a result of its failure to comply with the provisions of this paragraph (d) or the inaccuracy of any Internal Revenue Service form delivered by it pursuant to this paragraph (d).

(vii)         If the Borrower or the Security Trustee fails to withhold from any payment to a Loan Participant pursuant to this Agreement or any Operative Document any Tax which such Person is required by applicable law to withhold from such payment, but for which it is not responsible under this paragraph (d), the Security Trustee or such Loan Participant (as the case may be) shall repay to such Person, within ten Business Days after receipt of such Person’s written demand therefor, the amount which such Person was required to withhold.

(viii)        If any party hereto determines that any withholding Tax is required by applicable law to be withheld from any amount payable to the Security Trustee or any Loan Participant pursuant to any Operative Document for which the Borrower is responsible under paragraph (d)(i) of this Schedule III, the party making such determination shall give written notice thereof to the other parties hereto and to the affected Tax Indemnitees, and if requested by the Borrower in writing, each other party hereto and the affected Tax Indemnitees, at the cost and expense of the Borrower, shall use commercially reasonable efforts to take appropriate action to eliminate or minimize the Borrower’s indemnity liability or gross-up obligation under this Schedule III for such withholding Taxes, provided that no such Person shall be obligated to accept any amendment of any Operative Document or to take any other action if such amendment or other action might in such Person’s sole discretion be adverse to it.  In addition, without limiting the foregoing, if a Loan Participant determines that any withholding Tax is required by applicable law to be withheld from any amount payable pursuant to a Hedge Transaction for which the Borrower is responsible under paragraph (d)(i) of this Schedule III, such Loan Participant shall give written notice thereof to the Borrower, the counterparty to the Hedge Transaction and any other Loan Participant (if any), and (if permitted by applicable law) the Borrower shall have the right to replace the party to the Hedge Transaction that is not eligible for an exemption from withholding Tax (if doing so would eliminate or reduce such withholding Tax) with a bank or financial institution that is acceptable to the remaining counterparty to the Hedge Transaction (on terms and conditions reasonably acceptable to the remaining party and without recourse to the party that is replaced); provided, further, that if the Borrower determines to so replace such a party to a Hedge Transaction, the Borrower shall provide written notice to the counterparty to the Hedge Transaction, all of the Loan Participants and the Security Trustee and shall be responsible for the costs and expenses in connection with the same (including, without limitation, any Hedge Breakage Loss).

(ix)           Notwithstanding anything to the contrary in this Agreement, the Borrower shall have no obligation to make a payment to any Tax Indemnitee under paragraph (d)(i) above with respect to any Taxes imposed on amounts payable to such Tax Indemnitee at the time such Tax Indemnitee becomes a party to this Agreement, except to the extent that the Borrower was required to make a payment under

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paragraph (d)(i) above in respect of such Taxes to or for the benefit of such Tax Indemnitee’s transferor or assignor (if any) at the time of assignment.

(b)           Survival.  The indemnities and other obligations of the Borrower, and the obligations of each Tax Indemnitee, under this Schedule III shall survive the Loan Participants’ making their respective Commitments available in respect of the Designated Aircraft, the Maturity Date of all of the Loans in respect of the Designated Aircraft and the expiration or other termination of the Operative Documents.

(c)           Non-Parties.  In the case of any Tax Indemnitee that is not a party to this Agreement, the Borrower may require such Tax Indemnitee to agree in writing, in form and substance reasonably acceptable to the Borrower, to perform its obligations under the provisions of this Schedule III before making any payment to such Tax Indemnitee under this Schedule III.

*              *              *

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Schedule 3(a)(i)

[**]

1

Schedule 3(a)(ii)

[**]

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EXHIBIT A

NOTICE OF BORROWING [HAWAIIAN A330 [1259]]

NOTICE OF BORROWING dated                            , 2011 (this “Notice”) by Hawaiian Airlines, Inc. (“Hawaiian”).

Reference is made to the Facility Agreement [Hawaiian A330 [1259]] dated as of June 29, 2011 among Hawaiian, such Loan Participants party thereto (collectively, the “Loan Participants”) and Bank of Utah, as Security Trustee (as executed and delivered and as in effect from time to time, the “Facility Agreement”) relating to the proposed financing of the Designated Aircraft identified as:  one Airbus Model A330-200 aircraft bearing manufacturer’s serial number [1259] together with the two Rolls Royce Trent Model 772B-60 engines originally installed thereon (the “Aircraft”).  For convenience of reference, unless specified herein, capitalized terms used herein have the same meanings attributed thereto in the Facility Agreement (or the Mortgage referred to therein).

We hereby give you notice requesting a Loan Pursuant to Section 2(b)(i) of the Facility Agreement, and in connection therewith we set forth below the required information relating to such Loan.

Hawaiian hereby irrevocably notifies each Loan Participant that (a) the scheduled Delivery Date is                      , 2011 (the “Funding Date”), (b) the aggregate principal amount of the Loan is $[                    ], [and] (c) the related Loan will amortize in the manner specified in an amortization schedule separately exchanged by parties hereto [and (d) Hawaiian elects to have the related Loan be a Fixed Rate Loan].  Proceeds of the Participation Amount are to be wired by no later than 10:00 a.m. (New York city time) on the Funding Date in immediately available funds to the Security Trustee to the following account:                          .

Aircraft Manufacturer’s account is [                    ].

[Please contact [                    ] at phone number [                  ] with the Rate Quote.]

Section 2(b) of the Facility Agreement is incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, Hawaiian has caused this Notice of Borrowing to be duly executed by its officer thereunto duly authorized on the day and year first above written.

HAWAIIAN AIRLINES, INC.

By:
Name:
Title:

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EXHIBIT B

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT [Hawaiian A330 [1259]] dated as of                          ,          between                                                                     (the “Assignee”) and                                                            (the “Assignor”).

RECITALS

WHEREAS, the Assignor is the holder of the Loan Certificate No.          dated                          ,          (the “Assignor’s Loan Certificate”) issued under the Facility Agreement [Hawaiian A330 [1259]], dated as of June 29, 2011 (the “Facility Agreement”) among Hawaiian Airlines, Inc. (“Hawaiian”), the Loan Participants party thereto and Bank of Utah, as Security Trustee (the “Security Trustee”);

WHEREAS, the Assignor proposes to assign to the Assignee $                         of the $                           Assignor’s Loan Certificate and a pro rata portion of all of the rights and obligations of the Assignor under the Facility Agreement and the other Operative Documents (as defined below) in respect thereof, on the terms and subject to the conditions set forth herein, and the Assignee proposes to accept the assignment of such rights and obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, terms defined in the Facility Agreement are used herein as therein defined.

Section 2.  Assignment.  The Assignor hereby sells, assigns and transfers to the Assignee effective on                                    (the “Effective Date”), and on the terms and subject to the conditions set forth herein, without recourse to or representation, express or implied, by the Assignor (except as expressly set forth in Section 5 hereof), a $                       portion of the Assignor’s Loan Certificate No.                    (the “Assignor’s Loan Certificate”) and a pro rata portion of the rights and obligations of the Assignor under the Facility Agreement and the other Operative Documents in respect thereof (but not with respect to any indemnity or other claim, interest thereon at the Past Due Rate and breakage amounts, if any, accrued and unpaid as of the Effective Date or thereafter payable to the Assignor in respect of the period prior to the Effective Date), and the Assignee accepts such assignment from the Assignor and assumes all of the obligations of the Assignor accruing from and after the Effective Date under the Facility Agreement and the other Operative Documents relating to the Assignor’s Loan Certificate on such terms and subject to such conditions.  Upon the satisfaction of the conditions set forth in Section 4 hereof, (A) the Assignee shall, on the Effective Date, succeed to the rights and be obligated to perform the obligations of a Loan Participant and Holder under the Facility Agreement and the other Operative Documents, and (B) the Assignor shall be released from its obligations under the Facility Agreement and the other Operative Documents accrued from and after the Effective Date, in each case to the extent such obligations have been assumed by the Assignee.

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Section 3.  Payments.  As consideration for the sale, assignment and transfer contemplated in Section 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in lawful currency of the United States and in immediately available funds, to the account specified below its signature on the signature pages hereof, an amount equal to $                              .

Section 4.  Conditions.  This Assignment Agreement shall be effective upon the due execution and delivery of this Assignment Agreement by the Assignor and the Assignee and the effectiveness of the assignment contemplated by Section 2 hereof is subject to (a) the receipt by the Assignor of the payment provided for in Section 3 hereof, (b) the delivery to the Security Trustee of the Assignor’s Loan Certificate, duly endorsed for [partial] transfer to the Assignee, together with a request in the form attached hereto as Exhibit A that a new Loan Certificate as the Assignor’s Loan Certificate be issued to the Assignee [and Assignor] and (c) satisfaction of the conditions to such transfer set out in Section 16(c) of the Facility Agreement.

Section 5.  Representations and Warranties of the Assignor.  The Assignor represents and warrants as follows:  (a) the Assignor has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith, (b) the Assignor’s interest in the Assignor’s Loan Certificate is free and clear of any and all Liens created by or through the Assignor, (c) this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, (d) the Assignor has received no written notice of any Default having occurred and continuing on the date of execution hereof, and (e) the Assignor makes no representations and warranties other than those in (a)-(d) above and consequently assumes no liability or responsibility for the legality, validity, effectiveness, adequacy or enforceability of the Operative Documents or any other documents; the financial condition of the Borrower; the performance and observance by the Borrower of its obligations under the Operative Document or any other documents; or the accuracy of any statements made in or in connection with the Operative Documents or any other documents.

Section 6.  Representations and Warranties of the Assignee.  The Assignee hereby represents and warrants to the Assignor that (a) the Assignee has full power and authority, and has taken all action necessary to execute and deliver this Assignment Agreement and any and all other documents required or permitted to be executed or delivered by it in connection with this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement, and no governmental authorizations or other authorizations are required in connection therewith, (b) this Assignment Agreement constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, (c) the Assignee has fully reviewed the terms of the Operative Documents and has independently and without reliance upon the Assignor and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and (d) the Assignee irrevocably declares to follow the same refinancing approach as the Type [A/B] Loan Participant which is the Assignor from which it is taking an assignment hereunder.

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Section 7.  Further Assurances.  The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment Agreement.

Section 8.  Governing Law.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.  Notices.  All communications between the parties or notices in connection herewith shall be in writing, hand-delivered or sent by ordinary mail or facsimile transmitter, addressed as set forth on the signature pages hereof.  All such communications and notices shall be effective upon receipt.

Section 10.  Binding Effect.  This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.  Interpretation.  The headings of the various sections hereof are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

Section 12.  Integration of Terms.  This Assignment Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and other writings with respect to the subject matter hereof.

Section 13.  Counterparts.  This Assignment Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNEE]

By:
Name:
Title:

Address for Notices:

Wire Instructions:

[ASSIGNOR]

By:
Name:
Title:

Address for Notices:

Wire Instructions:

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Exhibit A
to Assignment Agreement

Request for Loan Certificate and Registration

,

To:          Bank of Utah, as Security Trustee

Ladies and Gentlemen:

We refer to the assignment by                                                          (the “Assignor”), of certain of its rights and obligations with respect to Type [A/B] Loan Certificate No.              in the principal amount of $                         (the “Assignor’s Loan Certificate”) to                                                        (the “Assignee”), pursuant to an Assignment Agreement [Hawaiian A330 [1259]] dated as of                    ,          between the Assignor and the Assignee. Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in such Assignment Agreement.  The Assignor hereby delivers the Assignor’s Loan Certificate to Bank of Utah, in its capacity as Security Trustee.  The Assignor requests Hawaiian to issue to (i) the Assignee a new Type [A/B] Loan Certificate (the “New Loan Certificate”) in the principal amount of $                         and (ii) to the Assignor a new Type [A/B] Loan Certificate (the “Assignor’s New Loan Certificate”) in the principal amount of $                            , each with a [Delivery Date] issue date.

The Security Trustee is hereby instructed to pay all interest on the portion of the Assignor’s Loan Certificate being assigned hereunder accrued through the date hereof directly to Assignor on the Interest Payment Date such interest is payable and paid.

The Assignor requests the Security Trustee to deliver the New Loan Certificate to the Assignee at its address set forth below and to deliver the Assignor’s New Loan Certificate to the undersigned.

Very truly yours,

[ASSIGNOR]

By:
Name:
Title:

1

[ASSIGNEE]

By:
Name
Title:

Address for Notices:

Wire Instructions

Accepted and Agreed

BANK OF UTAH

as Security Trustee

By:
Title:

2

EXHIBIT C

[Form of Loan Certificates]

LOAN CERTIFICATE
HAWAIIAN AIRLINES, INC.
CERTIFICATE DUE 2023
ISSUED IN CONNECTION WITH ONE AIRBUS MODEL A330-200 AIRCRAFT
WITH MANUFACTURER’S SERIAL NUMBER 1259 AND INITIALLY BEARING
UNITED STATES FEDERAL AVIATION ADMINISTRATION REGISTRATION NO. N384HA AND TWO ROLLS ROYCE TRENT MODEL 772B-60 ENGINES

New York, New York

Type:  [A/B]

Tranche:  [1/2]

No.:  XX

$	[Delivery Date]

Hawaiian Airlines, Inc. (the “Borrower”) hereby promises to pay to                                     , or registered transferees, the principal sum of                                              Dollars, in [[**]] installments, equal to the amount, and payable on the dates, set forth in Annex A hereto, together with interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until such principal amount is paid in full.  Interest shall accrue with respect to each Interest Period at the Applicable Rate in effect for such Interest Period and shall be payable in arrears on each Interest Payment Date and on the date this Loan Certificate is paid in full.  This Loan Certificate shall bear interest at the applicable Past Due Rate on any principal hereof, and, to the extent permitted by applicable law, interest and other amounts due hereunder, not paid when due (whether at stated maturity, by acceleration or otherwise), for any period during which the same shall be overdue, payable on demand by the Holder hereof given through the Security Trustee.

Interest shall be payable with respect to the first but not the last day of each Interest Period.  Interest shall be calculated on the basis of (i) if the related Loan is a Floating Rate Loan, a year of 360 days and actual number of days elapsed or (ii) if the related Loan is a Fixed Rate Loan, a year of 360 days consisting of 12 30-day months.  If any sum payable hereunder falls due on a day which is not a Business Day, then such sum shall be payable on the next succeeding Business Day; provided that, in the case of principal of and interest hereon payable on an Interest Payment Date, if by virtue of such extension such payment would fall in the next succeeding month, such sum shall be payable on the next preceding Business Day.

All payments of principal, Break Amount (if any), interest and other amounts to be made to the Holder hereof or under the Mortgage and Security Agreement [Hawaiian A330 [1259]] dated as of June 29, 2011 (as amended or supplemented from time to time, herein called the

1

“Mortgage”, the terms defined therein and not otherwise defined herein being used herein with the same meanings) between the Borrower and Bank of Utah, as Security Trustee thereunder, shall be made in accordance with the terms of the Facility Agreement and the Mortgage.

Principal and interest and other amounts due hereon shall be payable in Dollars in immediately available funds prior to 11:00 a.m., New York City time, on the due date thereof, to the Security Trustee at the Payment Office.  All such payments by the Borrower shall be made free and clear of and without reduction for or on account of all wire or other like charges.

The Holder hereof, by its acceptance of this Loan Certificate, agrees that, except as otherwise expressly provided in the Mortgage, each payment received by it in respect hereof shall be applied, first, to the payment of any amount (other than the principal of or interest on this Loan Certificate) due in respect of this Loan Certificate, second, to the payment of interest hereon (as well as any interest on overdue principal and, to the extent permitted by law, interest and other amounts payable hereunder) due and payable hereunder, third, to the payment of the principal of this Loan Certificate then due and fourth, the balance, if any, remaining thereafter, to the payment of the principal of this Loan Certificate remaining unpaid, in the manner set forth in the last sentence of Section 2.04 of the Mortgage.

This Loan Certificate is one of the Type [A/B] Loan Certificates referred to in the Mortgage which have been or are to be issued by the Borrower pursuant to the terms of the Mortgage.  The Mortgage Estate is held by the Security Trustee as security, in part, for the Loan Certificates.  Reference is hereby made to the Mortgage and the Facility Agreement referred to therein for a statement of the rights and obligations of the Holder hereof, and the nature and extent of the security for this Loan Certificate and of the rights and obligations of the other Holders, and the nature and extent of the security for the other Loan Certificates, as well as for a statement of the terms and conditions of the trusts created by the Mortgage, to all of which terms and conditions in the Mortgage and such Facility Agreement each Holder hereof agrees by its acceptance of this Loan Certificate.

There shall be maintained a Certificate Register for the purpose of registering transfers and exchanges of Loan Certificates at the Payment Office of the Security Trustee or at the office of any successor security trustee in the manner provided in Section 2.06 of the Mortgage.  As provided in the Mortgage and subject to certain limitations set forth therein and in the Facility Agreement, this Loan Certificate or any interest herein may, subject to the next following paragraph, be assigned or transferred, and the Loan Certificates are exchangeable for a like aggregate original principal amount of Loan Certificates of any authorized denomination, as requested by the Holder surrendering the same.

Prior to the due presentment for registration of transfer of this Loan Certificate, the Borrower and the Security Trustee shall deem and treat the person in whose name this Loan Certificate is registered on the Certificate Register as the absolute owner of this Loan Certificate and the Holder for the purpose of receiving payment of all amounts payable with respect to this Loan Certificate and for all other purposes whether or not this Loan Certificate is overdue, and neither the Borrower nor the Security Trustee shall be affected by notice to the contrary.

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This Loan Certificate is subject to prepayment as permitted by Sections 2.09 and 2.10 of the Mortgage and to acceleration by the Security Trustee as provided in Section 9.01 of the Mortgage, and the Holder hereof, by its acceptance of this Loan Certificate, agrees to be bound by said provisions.

This Loan Certificate shall be governed by and construed in accordance with the law of the State of New York.

*   *   *

3

IN WITNESS WHEREOF, the Borrower has caused this Loan Certificate to be executed in its corporate name by its officer thereunto duly authorized, as of the date hereof.

HAWAIIAN AIRLINES, INC.

By:
Its:

By:
Its:

4

ANNEX A
TO
LOAN CERTIFICATE
SCHEDULE OF PRINCIPAL PAYMENTS

Interest Payment Date (falling on or closest to)	Outstanding Principal Balance (Beginning of Period)	Principal Amount to be paid(3)	Outstanding Principal Balance (After Repayment)

(3)   The amounts in this column for any Loan Certificate shall be equal, for any Interest Payment Date, to the product of (a) the “Principal Amount to be Paid” for such Interest Payment Date as set forth in the Schedule of Principal Payments in Schedule 3(a)(i) (if such Loan Certificate is issued in respect of a Tranche 1 Loan) or Schedule 3(a)(ii) (if such Loan Certificate is issued in respect of a Tranche 2 Loan) to the Facility Agreement for the Aircraft and (b) a fraction, the numerator of which is the original principal amount of such Loan Certificate and the denominator of which is aggregate original principal amount of all Loan Certificates issued in respect of the applicable Tranche.

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EXHIBIT D

[Form of Mortgage]

1

APPENDIX X

DEFINITIONS AND RULES OF USAGE

(a)                                  Unless a contrary indication appears, a reference in this Agreement to:

(i)                                     the “agreed form” of any Operative Document means the form of such Operative Document which on the date hereof has been agreed by the Borrower and the Security Trustee (acting on the instructions of the Loan Participants);

(ii)                                  any “applicable law” means (a) applicable laws, statutes, decrees, decree laws, acts, codes, regulations, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, unless the context otherwise requires, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments, in each case, unless the context otherwise requires, as amended, modified, varied or supplemented from time to time, (b) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time and (c) applicable orders, guidelines, notices, guidance, rules and regulations of any state or government or any government entity, in each case having the force of law;

(iii)                               any person includes its and any subsequent successors in title, permitted assigns and permitted transferees;

(iv)                              “assets” includes present and future properties, revenues and rights of every description;

(v)                                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                              an “Operative Document” or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, supplemented or novated in accordance with the terms thereof and of this Agreement or any other Operative Document, together with all exhibits, schedules and other attachments thereto;

(vii)                           a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organization;

(viii)                        a reference to a “third party” is a reference to any person other than a Party;

(ix)                                a reference to a “Schedule” is a reference to such Schedule as it may be amended from time to time in accordance herewith;

(x)                                   unless the context shall otherwise require, a provision of law is a reference to that provision as amended or re enacted; and

(xi)                                a time of day is, unless stated otherwise, a reference to New York time.

(b)                                 Section and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Operative Document or in any notice given under or in connection with any Operative Document has the same meaning in that Operative Document or notice as in this Agreement.

(d)                                 “$” and “dollars” denote the lawful currency of the United States of America.

DEFINED TERMS

“Additional Parts” has the meaning set forth in Section 4.03 of the Mortgage.

“Additional Insured(s)” is defined in Paragraph D(i) of Schedule 1 to the Mortgage.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person.  The term “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“After-Tax Basis” means, with respect to any payment to be received (actually or constructively) by a Person, the amount of such payment plus a further payment or payments so that the net amount received (actually or constructively) by such Person, after deducting from such payments the amount of all Taxes imposed on such Person by any government or taxing authority with respect to such payments (net of any current credits, deductions or other Tax benefits arising from the actual or constructive payment by such Person of any amount, including Taxes, with respect to the payment received or arising by reason of the receipt or accrual (computed at the highest marginal rate then applicable to such Person) by such Person of the payment received) is equal to the original payment required to be received.

“Aircraft” means the Airframe together with the two Engines referenced in the Mortgage Supplement relating to the Airframe (or any Replacement Engine substituted therefor) and including buyer furnished equipment, whether or not such Engines are installed on the Airframe or any other airframe, and, where the context permits, all logs, manuals and data and inspection, modification and overhaul records required to be maintained with respect to the foregoing property.

“Aircraft Manufacturer” means Airbus S.A.S., in its capacity as manufacturer of the Aircraft.

“Aircraft Purchase Agreement” means the Airbus A330/A350 XWB Purchase Agreement, dated as of January 31, 2008, entered into between the Aircraft Manufacturer and the Borrower, including for the avoidance of doubt all the attachments, exhibits and schedules thereto.

“Airframe” means:  (i) the Airbus A330-200 aircraft (excluding Engines or engines from time-to-time installed thereon) specified by United States Registration Number and Manufacturer’s Serial Number in a particular Mortgage Supplement relating to this Mortgage; (ii) any and all related Parts; and (iii) any Replacement Airframe which may from time to time be substituted for the Airframe then subject to this Mortgage pursuant to Section 5.01(b) hereof.

“Applicable Margin” has the meaning set forth in Section 1 of the Facility Agreement.

“Applicable Rate” means, for any Interest Period, a rate per annum equal to (i) in the case of a Floating Rate Loan, the Floating Rate for such Interest Period and (ii) in the case of a Fixed Rate Loan, the Fixed Rate for such Interest Period, in each case, subject to Section 3(j) of the Facility Agreement for Type B Loan Certificates.

“Assigned Warranties” means all right, title and interest of the Borrower in, to and under (i) the relevant parts and exhibits of the Aircraft Purchase Agreement relating to the Aircraft and referred to in the Consent and Agreement as subject to collateral assignment, and (ii) the relevant parts and exhibits of the General Terms Agreement referred to in the Engine Consent and Agreement as subject to collateral assignment.

“Aviation Authority”  means the FAA or, if the Aircraft is permitted to be, and is, registered with any other Governmental Body under and in accordance with Section 3.01(b), such other Governmental Body.

“Aviation Law” means the Federal Aviation Act, or such other applicable law of any jurisdiction in which the Aircraft is registered.

“Bills of Sale” means the FAA Bill of Sale and a Warranty Bill of Sale in favor of Borrower in respect of the Aircraft.

“Break Amount” means, as at any date of determination and for the Loan Certificates of any Tranche, the amount, if any, equal to the sum of (i) LIBOR Break Amount, (ii) in the case of a Type A Loan Certificate, Liquidity Break Amount and (iii) in the case of a Fixed Rate Loan, Hedge Breakage Loss.

“Business Day” means (i) a day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York, Honolulu, Hawaii, and Salt Lake City, Utah and (ii) as relates to any Interest Payment Date, any payment or prepayment of a Loan, any Quotation Date, LIBOR or any notice in relation to the foregoing, a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment that were signed in Cape Town, South Africa on

November 16, 2001, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications and revisions thereto, as in effect under the laws of the United States of America as a contracting state.

“Certificate Register” has the meaning specified in Section 2.06 of the Mortgage.

“Change in Law” means the occurrence, after the date of the Facility Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Civil Reserve Air Fleet Program” or “CRAF” means the Civil Reserve Air Fleet Program administered by the U.S. Government or any substantially similar program.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, as to each Loan Participant, its Tranche 1 Commitment and its Tranche 2 Commitment.

“Commitment Termination Date” has the meaning specified in Section 1 of the Facility Agreement.

“Consent and Agreement” means the Consent and Agreement [Hawaiian A330 [1259]], dated as of the Delivery Date for the Aircraft, of the Aircraft Manufacturer in respect of the Aircraft, in form and substance reasonably satisfactory to the Borrower and the Security Trustee.

“Cutoff Date” is defined in Section 2(b)(vi) of the Facility Agreement.

“Default” means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Article VIII of the Mortgage.

“Delivery Date” means the date of the initial Mortgage Supplement for the Aircraft, which date shall be the date the Loan Participants deliver the Loan in respect of the Aircraft to or for account of the Borrower.

“DERA” means a deregistration power of attorney in respect of the Aircraft by the Borrower in favor of the Security Trustee (if applicable).

“Dollars”, “Dollar” and “$” means the lawful currency of the United States of America.

“Engine” means (i) each of the two Rolls Royce Trent model 772B-60 engines listed by Manufacturer’s Serial Numbers in the initial Mortgage Supplement for the Aircraft, whether or not from time to time installed on the Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any Engine pursuant to the terms hereof; and (iii) in each case, any and all related Parts.  The term “Engines” means, as of any date of determination and in respect of the Airframe or Aircraft, both Engines then subject to the lien hereof and relating to the Aircraft or Airframe.  An Engine is “related” to the Airframe/Aircraft in respect of which it shares a common Mortgage Supplement.  Except as otherwise set forth herein, at such time as a Replacement Engine shall be substituted for an Engine pursuant to the terms hereof, such replaced Engine shall cease to be an Engine hereunder.

“Engine Consent and Agreement” means the Engine Manufacturer Consent and Agreement [Hawaiian A330 [1259]], dated as of the Delivery Date for the Aircraft, of the Engine Manufacturer in respect of the Engines, in form and substance reasonably satisfactory to the Borrower and the Security Trustee.

“Engine Manufacturer” means Rolls Royce plc.

“Event of Default” has the meaning specified in Article VIII of the Mortgage.

“Event of Loss” with respect to the Aircraft, the Airframe or any Engine means any of the following events with respect to such property:  (i) the loss of such property, or of the use thereof, due to the destruction of or damage to such property which renders repair uneconomical or which renders such property permanently unfit for normal use by the Borrower for any reason whatsoever; (ii) any damage to such property which results in the receipt of insurance proceeds with respect to such property on the basis of an actual, constructive or compromised total loss; (iii) theft, hijacking or disappearance of such property for a period in excess of 180 days (or, if earlier, the date on which the Borrower has confirmed to the Security Trustee in writing that it cannot recover such property); (iv) the confiscation, condemnation, or seizure of, or requisition of (x) title to such property by any governmental or purported governmental authority or (y) use by any governmental or purported governmental authority for a period in excess of 90 consecutive days (other than a requisition of use by the government of the United States of America or any agency or instrumentality thereof which bears the full faith and credit of the government of the United States of America and such requisition for use is for a period in excess of 180 consecutive days); (v) as a result of any law, rule, regulation, order or other action by the FAA or other similar governmental body of the government of registry of the Aircraft having jurisdiction, use of such type of property in the normal course of the business of air transportation shall have been prohibited for a period of twelve consecutive months; and (vi) any event treated as an Event of Loss pursuant to Section 3.03(d).

An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the related Airframe.

“Excluded Parts” means any audio-visual, entertainment, telephonic or other passenger convenience equipment owned by third parties (or owned jointly by the Borrower and others) and leased or otherwise furnished to the Borrower in the ordinary course of business.

“Excluded Taxes” means, with respect to a Tax Indemnitee or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income or capital (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of a Loan Participant, its Facility Office in such jurisdiction and (b) in the case of a Non-U.S. Loan Participant, (i) any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Loan Participant at the time such Non-U.S. Loan Participant becomes a party to the Facility Agreement (or designates a new Facility Office), except (x) to the extent that such Non-U.S. Loan Participant (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Facility Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to paragraph (d) of Schedule III to the Facility Agreement or (y) if such Non-U.S. Loan Participant is an assignee pursuant to a request by the Borrower under paragraph (d)(ix) of Schedule III to the Facility Agreement or pursuant to any other request of the Borrower, or pursuant to any other provision in any Operative Document, or (ii) is attributable to such Non-U.S. Loan Participant’s failure to comply with paragraph (d)(iii) or (d)(v) of Schedule III to the Facility Agreement and (c) in the case of any Tax Indemnitee, any U.S. federal withholding Tax that is imposed on amounts payable to such Tax Indemnitee under Section 1471 of the Code or under Section 1472 of the Code attributable to such Tax Indemnitee’s failure to comply with the requirements of Section 1472 of the Code.

“Expense” or “Expenses” means any and all liabilities, losses, damages, penalties, claims, actions, suits, out of pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of whatever kind and nature but excluding internal costs and expenses such as salaries, any amounts that would be included in Break Amount, and overhead of whatsoever kind and nature.

“FAA Bill of Sale” means, for the Aircraft (if FAA-registered), a bill of sale on AC Form 8050-2 or such other form as may be approved by the FAA in favor of the Borrower from the Aircraft Manufacturer in respect of the Aircraft.

“FAA War Risk Policy” is defined in Section 6.03 of the Mortgage.

“Facility Agreement” means that certain Facility Agreement [Hawaiian A330 [1259]], dated as of June 29, 2011, among the Borrower, the Loan Participants, and the Security Trustee as such Facility Agreement may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

“Facility Office” means the office or offices notified by a Loan Participant to the Security Trustee and the Borrower in writing on or before the date it becomes a Loan Participant (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Federal Aviation Act” means part A of subtitle VII of Title 49 of the United States Code, or any successor provision.

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any successor agency or agencies thereto.

“Federal Reserve Bank” means any Federal Reserve Bank of the United States.

“FedWire” means the funds transfer system used to transfer reserve balances for immediately available credit among the member banks of the United States Federal Reserve System.

“Fee Letter” means that certain letter agreement, dated as of April 29, 2011, between the Borrower and the Underwriters, pursuant to which the Borrower has agreed to pay certain Fees.

“Fees” means any commitment fee, structuring fee or other fee payable by the Borrower to any Finance Party pursuant to or in relation to the transactions contemplated by the Operative Documents.

“Finance Parties” means, together, the Loan Participants and the Security Trustee (each, a “Finance Party”).

“Fixed Rate” means, if the Loan Certificates are to bear interest at a fixed rate, for the applicable Type of Loan Certificate, the Fixed Rate determined in accordance with Section 3(b)(ii) of the Facility Agreement.  The Fixed Rate for each Type of Loan Certificate for (i) any Tranche 1 Loan shall be the rate specified on Schedule 1 to the Mortgage Supplement and (ii) any Tranche 2 Loan shall be the rate specified on Schedule 2 to the Mortgage Supplement; provided that in the case of a Fixed Rate established pursuant to a Conversion Notice after the Funding Date, such rates shall be as specified in a supplement to the Mortgage as required by Section 3(b)(ii)(2) of the Facility Agreement.

“Fixed Rate Loan” means the Loan if evidenced by Loan Certificates which bear interest at the Fixed Rate.

“Fixed Rate Conversion Option” has the meaning specified in Section 3(b)(ii)(2) of the Facility Agreement.

“Floating Rate” means, for any Interest Period and Type and Tranche of Loan Certificate, the sum of (1) LIBOR for such Interest Period, plus (2) the Applicable Margin applicable to such Type and Tranche of Loan Certificate (calculated on a basis of actual number of days elapsed in a year of 360 days).

“Floating Rate Loan” means the Loan if evidenced by Loan Certificates which bear interest at the Floating Rate.  The Loan shall be a Floating Rate Loan unless the Borrower shall have made an election to have the Loan bear interest at a Fixed Rate in accordance with Section 3(b)(ii) of the Facility Agreement.

“Foreign Air Carrier” means any air carrier which is not a U.S. Air Carrier and which performs maintenance, preventative maintenance and inspections for the Aircraft, the Airframe and/or any Engine to standards which are approved by, or which are substantially equivalent to those required by, the FAA, the Civil Aviation Authority of the United Kingdom, the Direction Generale de l’Aviation Civile of the French Republic, the Luftfahrt-Bundesamt of the Federal Republic of Germany, the Nederlandse Luchtvaart Authoriteit of the Kingdom of the Netherlands, the Ministry of Transportation of Japan, the Federal Ministry of Transport of Canada, the Office Federal de l’Aviation Civile of the Swiss Confederation, the Civil Aviation Safety Authority of Australia, the Federal Ministry of Transport, Innovation and Technology of Austria, the Service Public Fédéral Mobilité et Transports of Belgium, the Civil Aviation Authority of Denmark, the Irish Aviation Authority, Ente Nazionale per l’Aviazione Civile (Italy), the Civil Aviation Authority of New Zealand, the Civil Aviation Authority of Norway or the Swedish Transport Agency (and any agency or instrumentality of the applicable government succeeding to the functions of any of the foregoing entities).

“Forward Fix Unwind” means [**].

“Funding Date” has the meaning specified in Section 2(b) of the Facility Agreement.

“GAAP” means (a) generally accepted accounting principles applicable in the United States of America as in effect from time to time or (b) International Financial Reporting Standards and International Accounting Standards (and interpretations thereof) published by the International Accounting Standards Board, as in effect at the relevant time, and, in each case as applied by the Borrower in the preparation of its public financial statements.

“Governmental Body” means (a) any federal, state or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

“Hedge Break Amount” means, as of any date on which Break Amount may be payable under the Operative Documents in respect of a Fixed Rate Loan and for any Holder’s related Hedge Transaction, the amount a floating rate payor would require in accordance with the “Close-out Amount” (as defined in the Swap Form) to have paid to it on such date by such Holder (such amount to be expressed as a positive number), or the amount the such floating rate payor would be willing to pay in accordance with market practice on the basis of “Close-out Amount” to such Holder on such date (such amount to be expressed as a negative number), in either case, to terminate such Hedge Transaction on such date with respect to, and to the extent of, the then outstanding principal amount of all of the Loan Certificates relating to Fixed Rate Loans that are subject to prepayment or purchase (or the entire Commitment), provided that where a Holder has not entered into a Hedge Transaction, such amount shall be calculated on the basis of a deemed fixed-for-floating interest rate swap on market terms that meets the definition of Hedge Transaction below for a notional amount equal to the outstanding principal amount of the Fixed Rate Loans of such Holder (taking into account any required amortization of such Fixed Rate Loans) and where “Close-out Amount” is calculated based on clauses (i) and (ii) but not clause (iii) of the definition thereof set forth in the Swap Form.

“Hedge Breakage Gain” means, as to any Holder, the absolute value of the Hedge Break Amount for such Holder received by it if the Hedge Break Amount is a negative number.

“Hedge Breakage Loss” means, as to any Holder, the value of the Hedge Break Amount for such Holder if the Hedge Break Amount is a positive number.

“Hedge Transaction” means, for any Holder and in respect of the Loan Certificates of any Tranche, an interest rate Hedge Transaction entered into by such Holder in connection with a Fixed Rate Loan (documented (or deemed documented)) by the Swap Form and a hedge confirmation incorporating the terms of this definition) where such Holder will (i) pay to a floating rate payor under such Hedge Transaction on each Interest Payment Date for such Tranche following the Hedge Effective Date or Fixed Rate Conversion Date (as such terms are defined in Section 3(b)(ii) of the Facility Agreement), as the case may be, an amount equal to the interest scheduled to be paid to such Holder on such Loan Certificates calculated at the Fixed Rate and (ii) receive from such floating rate payor on each such Interest Payment Date an amount equal to the amount of interest that would have accrued on such Loan Certificates during the Interest Period for such Tranche ending on such Interest Payment Date at the Floating Rate for such Interest Period whether or not such terms are the same terms of any actual hedge entered into by such Holder.

“Holder” means, at any time, any holder of one or more Loan Certificates.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holdings” means Hawaiian Holdings, Inc., a Delaware corporation.

“Illegality Event” means the occurrence of any of the following events or circumstances:

(a)                                  it becomes unlawful or contrary to any applicable law for any party to any of the Operative Documents to perform any of its material obligations under the Operative Documents and/or to continue as a party to any of the Operative Documents; or

(b)                                 all or any material part of any Operative Document becomes void, illegal, invalid, unenforceable or of limited force and effect.

“Inchoate Liens” mean any Permitted Lien of the type described in clauses (i), (ii), (iii), (v) or (vi) of Section 7.01, except that “Inchoate Liens” shall not include any such Lien that is a Lien of record, whether filed with the FAA or any other applicable aviation authority, filed pursuant to the Uniform Commercial Code in any applicable jurisdiction or registered with the International Registry.

“Indemnitee” or “Indemnitees” means the Loan Participants, the Security Trustee and each of their respective successors, permitted assigns, directors, officers and employees.

“Interest Payment Date” means, each of the four quarterly anniversary dates of the Funding Date (or Projected Funding Date, if applicable) (or if there is no comparable day in any applicable month, the last day of such month); provided that, if any such date shall not be a Business Day, then the relevant Interest Payment Date shall be the next succeeding Business Day unless by virtue of such extension such date would fall in the next succeeding calendar month, in which case the relevant Interest Payment Date shall be the next preceding Business Day.  The Interest Payment Dates shall be the dates specified in the amortization schedule relating thereto attached to the Mortgage Supplement (subject to modification by the above proviso).

“Interest Period” means (a) initially, the period commencing on the Funding Date for the Aircraft and ending on the first Interest Payment Date thereafter and (b) thereafter, each successive three-month (or other applicable) period commencing on the final day of the preceding Interest Period and ending on the next succeeding Interest Payment Date; provided that, for interest accrual purposes only, in the case of a Fixed Rate Loan, there shall be no adjustment for period end dates as provided in the definition of Interest Payment Date.

“international interest” is defined in the Cape Town Convention.

“International Registry” is defined in the Cape Town Convention.

“Lease” means any lease agreement permitted by the terms of Section 3.03 hereof.

“Lease Assignment” means, for any Lease with a term exceeding 12 months (including mandatory renewals and extensions), an instrument evidencing the collateral assignment thereof in favor of the Security Trustee, which shall be (together with any associated Lessee consent) in for and substance reasonably satisfactory to the Loan Participants.

“Lessee” means any lessee under a Lease.

“LIBOR” means, for any Interest Period, the rate per annum equal to:

(a)                                  the Screen Rate for such Interest Period; or

(b)                                 if no Screen Rate is available for dollars or for such Interest Period, the arithmetic mean of the rates (rounded up to the nearest 1/100th of one per cent) as supplied to the Borrower at its request quoted by the Loan Participants to leading banks in the London interbank market, in each case, as of 11.00 a.m. (London time) on the Quotation Date for the offering of deposits in dollars in an amount comparable to the aggregate outstanding principal amount of the Loan Certificates for such Interest Period.

“LIBOR Break Amount” has the meaning set forth in Section 3(g) of the Facility Agreement.

“Lien” means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property.  “Lien” shall include any interest registered on the International Registry other than the Borrower’s ownership interest registered on the International Registry as a contract of sale with respect to the Aircraft.

“Liquidity Break Amount” has the meaning set forth in Section 3(h)(i) of the Facility Agreement.

“Liquidity Event” means, [**].

“Liquidity Margin” means, [**].

“Liquidity Reserve Differential” means, [**].

“Loans” means the loan(s) made by the Loan Participants to the Borrower pursuant to Section 2 of the Facility Agreement.

“Loan Certificate” means a loan certificate issued pursuant to Section 2.02 of this Mortgage and any such certificates issued in exchange or replacement therefor pursuant to Section 2.06 or 2.07 of this Mortgage.

“Loan Participant” means each Holder initially a party to the Facility Agreement, and its successors and permitted assigns.

“Loan Participant Lien” means any Lien which arises from acts or claims against a Loan Participant.

“Maintenance Program” means the maintenance program for the Aircraft of the Borrower (or any applicable Lessee) which is approved by the aviation authority in the country of registry of the Aircraft.

“Majority in Interest of Holders” means, as of any date of the determination thereof, (i) if no amount in respect of any Loan is then outstanding, a Loan Participant or Loan Participants whose Commitments aggregate more than fifty per cent (50%) of the aggregate Commitments of all Loan Participants, or (ii) otherwise, the Holders of more than 50% in aggregate outstanding principal amount of all Loan Certificates.  For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of any Loan Certificates, there shall be excluded all Loan Certificates, if any, held by the Borrower or any Affiliate thereof.

“Market Disruption Event” has the meaning specified in Section 3(j) of the Facility Agreement.

“Market Disruption Fixed Interest Rate” has the meaning specified in Section 3(j) of the Facility Agreement.

“Market Disruption Floating Interest Rate” has the meaning specified in Section 3(j) of the Facility Agreement.

“Material Adverse Change” means a material adverse change in the Borrower’s financial condition that, in the opinion of the Majority in Interest of Holders, materially adversely affects the Borrower’s ability to perform its obligations under the Operative Documents.

“Maturity Date” means, for the Loan Certificates of any Tranche and its related Loan, the final Interest Payment Date set forth on Schedule 1 or Schedule 2 to the initial Mortgage Supplement relating to, and on the Loan Certificates for, such Tranche.

“Mortgage” and “this Mortgage” mean this Mortgage and Security Agreement [Hawaiian A330 [1259]], including any Mortgage Supplement and each other supplement from time to time entered into pursuant hereto.

“Mortgage Documents” means, collectively, this Mortgage, and the Mortgage Supplement.

“Mortgage Estate” means the “Mortgage Estate” as defined in the Granting Clause hereof.

“Mortgage Supplement” means a supplement to this Mortgage substantially in the form of Exhibit A, which shall particularly describe the Airframe and associated Engines, or any Replacement Airframe or Replacement Engine, included in the property of the Borrower covered by this Mortgage, or any other supplement hereto.

“Non-U.S. Person” means any Person other than (i) a citizen or resident of the United States of America (for purposes of this definition, the “United States”), (ii) a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust that is subject to United States federal income taxation regardless of the source of its income.

“Non-U.S. Loan Participant” means a Loan Participant that is not a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“Obsolete Part Amount” has the meaning specified in Section 1 of the Facility Agreement.

“OECD” means the Organization of Economic Cooperation and Development.

“Operative Documents” means the Facility Agreement, the Mortgage, the Mortgage Supplement, the Loan Certificates, the Fee Letter, the DERA (if applicable) and the Consent and Agreement, and any amendments or supplements of any of the foregoing.

“Original Amount” with respect to a Loan Certificate, means the stated original principal amount of such Loan Certificate, and, with respect to all the Loan Certificates of any Tranche, means the aggregate stated original principal amounts of the Loan Certificates of such Tranche.

“Original Financial Statements” means the audited consolidated financial statements of Holdings for the fiscal year ended December 31, 2010 and the unaudited consolidated financial statements of Holdings for the fiscal quarter ended March 31, 2011.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than Engines or engines and Excluded Parts), which are from time to time incorporated or installed in or attached to the Airframe or any Engine and all such items which are subsequently removed therefrom so long as the Lien of this Mortgage shall cover the same pursuant to the terms hereof.

“Past Due Rate” means, in respect of any amount owing to any Holder of any Tranche and Type of Loan Certificates or any amount owing under any Operative Document, a per annum rate equal to (A) in the case of a Floating Rate Loan for any Tranche, the Floating Rate for such Tranche and Type of Loan Certificates for the applicable Interest Period plus 2.0% and (B) in the case of a Fixed Rate Loan for any Tranche, 2.0% plus the higher of (x) the Fixed Rate for such Tranche and Type of Loan Certificates plus and (y) the Floating Rate for such Tranche and Type of Loan Certificates for the applicable Interest Period, in each case calculated by the Loan Participants on the basis of a year of 360 days and actual number of days elapsed; provided, that if a Market Disruption Event shall be continuing, “Past Due Rate” means, in respect of any amount owing to any Holder of any Type B Loan Certificate of any Tranche or any amount owing under any Operative Document to a Type B Loan Participant, a per annum rate equal to, in the case of a Floating Rate Loan for any Tranche, the Market Disruption Floating Interest Rate for such Tranche for the applicable Interest Period, and, in the case of a Fixed Rate Loan, the Market Disruption Fixed Interest Rate for such Tranche for the applicable Interest Period, in each case plus 2.0%; provided that in each case such rate shall not exceed the maximum interest rate permitted by law.

“Payment Office” means the bank and account number referred to in Schedule I to the Facility Agreement.

“Permitted Investment” means each of (i) obligations of, or guaranteed by the U.S. Government or agencies of either thereof entitled to the full faith and credit of the U.S. Government, (ii) open market commercial paper of any corporation incorporated under the laws of the United States of America or any member of the European Union rated at least P-1 or its equivalent by Moody’s Investors Service Inc. (“Moody’s”) or at least A-1 or its equivalent by Standard & Poor’s (“S&P”), (iii) certificates of deposit issued by commercial banks organized under the laws of the United States or any member of the European Union or of any political subdivision thereof having a combined capital and surplus in excess of $250,000,000.00 which banks or their holding companies have a rating of A or its equivalent by Moody’s or S&P; provided, however, that the aggregate amount at any one time so invested in certificates of deposit issued by any one bank shall not exceed 5% of such bank’s capital and surplus, (iv) repurchase agreements with any financial institution meeting the standards set forth in clause (iii) above with any of the obligations described in clauses (i) through (iii) as collateral, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s, and (vi) shares of any money market mutual fund that (A) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (vi) above, (B) has net assets of not less than $500,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s; provided that any such investment shall be denominated in Dollars and shall mature within 30 days from the date of making such investment.

“Permitted Lessee” means [**].

“Permitted Lien” means any Lien permitted under Section 7.01.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Projected Funding Date” has the meaning specified in Section 3(c)(ii) of the Facility Agreement.

“Quotation Date” means, in relation to any Interest Period, two London business days before the first day of such Interest Period.

“Related Aircraft” means the Airbus A330-200 aircraft (with manufacturer’s serial number expected to be 1302), which is subject to the security interest of the Related Mortgage.

“Related Event of Default” means an “Event of Default” under and as defined in the Related Mortgage.

“Related Mortgage” means [**].

“Related Secured Obligations” means the “Secured Obligations” under and as defined in the Related Mortgage.

“Replacement Aircraft” means any aircraft substituted for the Aircraft pursuant to Section 10.01.

“Replacement Airframe” means any airframe substituted for the Airframe pursuant to Section 10.01.

“Replacement Engine” means any engine substituted for an Engine pursuant to Section 10.01.

“Responsible Officer” means, with respect to the Borrower, any corporate officer who, in the normal performance of his or her responsibilities, with respect to the subject matter of any covenant, agreement or obligation of the Borrower pursuant to any Operative Document, would have responsibility for and knowledge of such matter and the requirements of any Operative Document with respect thereto.

“Screen Rate” means, for any Interest Period, the rate displayed on the LIBOR01 page of the Bloomberg Page BBAM 1 (or any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service).  If the agreed page is replaced or service ceases to be available, the Security Trustee may specify another page or service displaying the appropriate rate after consultation with the Loan Participants and with the agreement of the Borrower (not to be unreasonably withheld or delayed).

“Secured Obligations” has the meaning set forth in the Granting Clause of this Mortgage.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Trustee” means Bank of Utah in its capacity as Security Trustee hereunder, and any successor thereto in such capacity.

“Special Default” means an Event of Default or a Default under any of Section 8.01, 8.02, 8.06 or 8.07.

“Stipulated Insured Amount” means, as of any date of determination, an amount equal to 110% (or 115% if the Loans are Fixed Rate Loans) of the aggregate principal amount then outstanding on the Loan Certificates.

“Structuring Fee Letter” means the letter agreement between the Borrower and the Underwriters, pursuant to which the Borrower has agreed to pay certain Fees.

“Subsidiary” means, as to any Person, any other Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such first Person and/or by one or more other Subsidiaries.

“Swap Form” means a 2002 Master Agreement of the International Swaps and Derivatives Association in the form published in 2002 (or any comparable form) and supplemented by the 2006 ISDA Definitions (as amended).

“Tax” means all present and future fees (including, without limitation, license, documentation and registration fees), taxes, levies, imposts, withholdings, deductions, duties or charges of any nature whatsoever, and wheresoever imposed or withheld, including (without limitation) value added tax or any other tax in respect of added value (including, without limitation, goods and services, sales and harmonized sales taxes) and any franchise, transfer, sales, use, business, occupation, excise, income, gross receipt, personal property, real property, stamp or other tax, in each case imposed by any taxing or governmental authority or agency, together with any penalties, additions to tax, fines or interest thereon (and “Taxes” and “Taxation” shall be construed accordingly).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Indemnitee” means the Security Trustee, the Loan Participants, and the respective successors and permitted assigns of each of the foregoing Persons and shall also include any combined, consolidated or affiliated tax group of which any such person is or shall become a member and any member of such group.

“Tranche” has the meaning specified in Section 2(a)(iii) of the Facility Agreement.

“Tranche 1 Commitment” has the meaning specified in Section 2(a)(i) of the Facility Agreement.

“Tranche 1 Loan” has the meaning specified in Section 2(a)(i) of the Facility Agreement.

“Tranche 2 Commitment” has the meaning specified in Section 2(a)(ii) of the Facility Agreement.

“Tranche 2 Loan” has the meaning specified in Section 2(a)(ii) of the Facility Agreement.

“transacting user entity” is defined in the Regulations for the International Registry.

“Type” has the meaning specified in Section 2(a)(ii) of the Facility Agreement.

“Type A Loan Certificate” as to any Loan Certificate of any Tranche, means its designation as being “Type A” as provided in Section 2(a)(ii) of the Facility Agreement.

“Type A Loan Participant” means a Loan Participant that designated itself as “Type A” as provided in Section 2(a)(ii) of the Facility Agreement.

“Type B Loan Certificate” as to any Loan Certificate of any Tranche, means its designation as being “Type B” as provided in Section 2(a)(ii) of the Facility Agreement.

“Type B Loan Participant” means a Loan Participant that designated itself (or was deemed designated) as a “Type B” as provided in Section 2(a)(ii) of the Facility Agreement.

“U.S. Air Carrier” means any United States air carrier which is a “citizen of the United States” (as defined in 49 U.S.C. § 40102(a)(15)) holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 (or the equivalent authority issued by the Civil Aeronautics Board under the predecessor regulatory laws, rules and regulations) for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“U.S. Government” means the federal government of the United States of America, or any instrumentality or agency thereof the obligations of which are guaranteed by the full faith and credit of the federal government of the United States of America.

“Underwriters” means the Loan Participants originally party to the Facility Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Operative Documents.

“Unscheduled Prepayment” means [**].

“War Risk Insurance” has the meaning assigned to such term in Paragraph C of Schedule 1 to the Mortgage.

“Warranty Bill of Sale” means, for the Aircraft, a full warranty bill of sale in favor of the Borrower from the Aircraft Manufacturer in respect of the Aircraft.

“Wet Lease” means any arrangement whereby the Borrower or any Lessee agrees to furnish the Aircraft, Airframe or Engine to a third party pursuant to which the Aircraft, Airframe or Engine shall at all times be under the operational control, and full ownership, of the Borrower or such Lessee and shall be maintained, insured and otherwise used and operated in accordance with the provisions hereof, provided that such insurance with respect to legal liabilities for passenger and cargo may be on a contingent basis for the duration of any such arrangement as long as such wet lessee under such arrangement maintains primary coverage for such insurance in favor of the Secured Trustee and the Borrower in accordance with the terms and conditions of this Mortgage, provided further that the Borrower’s obligations under this Mortgage (except with respect to legal liability insurance as set forth in the preceding proviso) shall continue in full force and effect notwithstanding any such arrangement and the Aircraft remains registered in the United States.